                                                                    Exhibit 10.4


                               CREDIT AGREEMENT

                     CDN$20,000,000 REVOLVING LOAN FACILITY

                           DATED AS OF APRIL 28, 1995

                                    BETWEEN

                         STERLING PULP CHEMICALS, LTD.,
                                  AS BORROWER

                                      AND

                            THE BANK OF NOVA SCOTIA,
                                   AS LENDER

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
1.   Definitions ....................................................   1
     1.1  Certain Defined Terms......................................   1
     1.2  Miscellaneous..............................................  16
2.   Commitments and Loans...........................................  16
     2.1  ...........................................................  16
     2.2  Prime Rate Borrowing.......................................  17
     2.3  Bankers' Acceptances.......................................  17
     2.4  Letters of Credit..........................................  19
     2.5  Terminations or Reductions of Revolving Loan Commitments...  20
     2.6  Fees.......................................................  20
     2.7  Evidence of Indebtedness and Manner of Payments............  21
     2.8  Use of Proceeds............................................  22
     2.9  Interest Act...............................................  22
     2.10 Calculation of Interest and Fees...........................  22
     2.11 Designated Amount..........................................  22
3.   Borrowings, Payments and Prepayments............................  22
     3.1  Borrowings.................................................  22
     3.2  Payments; Prepayments......................................  23
4.   Payments; Computations, Etc.....................................  23
     4.1  Payments...................................................  23
     4.2  Certain Actions, Notices, Etc..............................  24
5.   Conditions Precedent............................................  25
     5.1  Initial Revolving Loans....................................  25
     5.2  All Revolving Loans........................................  26
     5.3  Additional Condition Precedent to the Issuance
           of the First Letter of Credit.............................  26
6.   Representations and Warranties..................................  26
     6.1  Organization...............................................  26
     6.2  Financial Statements.......................................  26
     6.3  Enforceable Obligations; Authorization.....................  27
     6.4  Other Borrowed Money Indebtedness..........................  27
     6.5  Litigation.................................................  27
     6.6  Taxes......................................................  27
     6.7  Subsidiaries...............................................  28

      6.8  No Untrue or Misleading Statements........................  28
      6.9  Solvency..................................................  28
      6.10 Compliance................................................  28
      6.11 Environmental Matters.....................................  28
      6.12 Certain Business Matters..................................  28
      6.13 Additional Representations and Warranties
            Respecting Sterling in U.S. Facility.....................  29
      6.14 Survival of Representations and Warranties................  29
7.    Affirmative Covenants..........................................  29
      7.1  Taxes, Existence, Regulations, Property, Etc..............  29
      7.2. Financial Statements and Information......................  29
      7.3  Financial Tests...........................................  30
      7.4  Inspection................................................  31
      7.5  Further Assurances........................................  31
      7.6  Books and Records.........................................  31
      7.7  Insurance.................................................  31
      7.8  Notice of Certain Matters.................................  31
      7.9  Increased Costs...........................................  32
      7.10 Capital Adequacy..........................................  33
8.    Negative Covenants.............................................  34
      8.1  Indebtedness..............................................  34
      8.2  Liens.....................................................  35
      8.3  Contingent Liabilities....................................  36
      8.4  Mergers, Consolidations and Dispositions and Acquisitions
            of Assets................................................  36
      8.5  Redemption, Dividends and Distributions...................  36
      8.6  Nature of Business........................................  37
      8.7  Transactions with Affiliates..............................  37
      8.8  Loans and Investments.....................................  37
      8.9  No Subsidiaries...........................................  37
      8.10 Fiscal Year...............................................  37
9.    Defaults.......................................................  38
      9.1  Events of Default.........................................  38
      9.2  Right of Setoff...........................................  40
      9.3  Collateral Account........................................  41
      9.4  Preservation of Security for Unmatured Reimbursement
            Obligations..............................................  41
      9.5  Remedies Cumulative.......................................  42

      10.  Payment of Certain Amounts................................  42

      11.   Miscellaneous............................................  42
      11.1  Waiver...................................................  42
      11.2  Notices..................................................  42
      11.3  Expenses, Etc............................................  43
      11.4  Indemnification..........................................  43
      11.5  Amendments, Etc..........................................  44
      11.6  Successors and Assigns...................................  44
      11.7  Limitation of Interest...................................  44
      11.8  Survival.................................................  45
      11.9  Captions.................................................  45
      11.10 Counterparts.............................................  45
      11.11 Governing Law............................................  45
      11.12 Severability.............................................  45
      11.13 Judgment Currency........................................  45
      11.14 Confidentiality..........................................  46

EXHIBITS
     A   -- Request for Extension of Credit
     B   -- Borrowing Base Certificate
     C   -- Subsidiaries/Affiliates
     D-1 -- Compliance Certificate (Borrower)
     D-2 -- Compliance Certificate (Sterling)


SCHEDULES

     8.1  -- Borrowed Money Indebtedness
     8.2  -- Liens
     8.3  -- Contingent Liabilities
     8.8  -- Existing Investments

                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is made and entered into as of April 28, 1995 (the "Effective Date"), by and between STERLING PULP CHEMICALS, LTD., an Ontario corporation (the "Borrower"), and THE BANK OF NOVA SCOTIA, as lender (the "Lender").

     The parties hereto agree as follows:

     1.   Definitions.

     1.1   Certain Defined Terms.

     Unless a particular term, word or phrase is otherwise defined or the context otherwise requires, capitalized terms, words and phrases used herein or in the Loan Documents (as hereinafter defined) have the following meanings (all definitions that are defined in this Agreement in the singular to have the same meanings when used in the plural and vice versa):

     Accounts, Equipment, Intangibles and Inventory shall have the respective meanings assigned to them in the Personal Property Security Act (Ontario) in force on the Effective Date.

     Adjusted Fixed Charge Coverage Ratio shall mean, as of any day, the ratio of (a) EBITDA for the Rolling Four Quarters as of such day less cash income taxes paid during such Rolling Four Quarters plus cash income tax refunds received during such Rolling Four Quarters to (b) the Adjusted Fixed Charges for such Rolling Four Quarters.

     Adjusted Fixed Charges shall mean (without duplication), for any period and with respect to any Person, (a) Fixed Charges for such period plus (b) any dividends on any equity interests in such Person of any class (except dividends payable solely in shares of common stock) paid during such period.

     Affiliate shall mean any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, "control" (including "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. Notwithstanding the foregoing, no individual shall be deemed to be an Affiliate of a corporation solely by reason of his or her being an officer or director of such corporation. For the purposes of this Agreement, Affiliates of the Borrower shall include Sterling, which owns all of the stock of Sterling Canada, Inc., and Sterling Canada, Inc., which owns all of the stock of the Borrower.

     Agent shall mean the Agent, as defined in the U.S. Facility.

     Agreement shall mean this Credit Agreement, as it may from time to time be amended, modified, restated or supplemented.

     Annual Financial Statements shall mean the annual consolidated financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP, and, in the case of Sterling, accompanied by a report and opinion of Coopers & Lybrand or other independent certified chartered or public accountants reasonably satisfactory to the Agent, which shall state that such financial statements, in the opinion of such accountants, present fairly the financial position of such Person as of the date thereof and the results of its operations for the period covered thereby in conformity with GAAP. In the case of Sterling's financial statements, such statements shall be accompanied by a certificate of such accountants that in making the appropriate examination in connection with such report and opinion, such accountants did not become aware of any Default relating to the financial tests set forth in Section
7.3 hereof or, if in the opinion of such accountant any such Default exists, a description of the nature and status thereof.

     Bankers' Acceptance shall mean a draft or bill of exchange in Dollars drawn by the Borrower and accepted by the Lender pursuant to this Agreement.

     Bankers' Acceptance Fee shall mean the acceptance fee payable on the face amount of each Bankers' Acceptance, which fee shall be calculated and payable in the manner provided for in Section 2.3.

     Bankruptcy and Insolvency Act shall mean the Bankruptcy and Insolvency Act, (Canada), as amended, and any successor statute.

     Borrowed Money Indebtedness shall have the meaning ascribed to it in
Section 8.1 hereof.

     Borrowing shall mean any and all utilizations of the Revolving Loan Commitment by the Borrower (including a conversion or rollover) consisting of a Prime Rate Borrowing, the acceptance by the Lender of one or more drafts or bills of exchange presented by the Borrower as Bankers' Acceptances, the issuance of a Letter of Credit or any combination thereof.

     Borrowing Base shall mean, as at any date, the amount of the Borrowing Base shown on the Borrowing Base Certificate then most recently delivered pursuant to
Section 7.2 hereof, determined by calculating the amount equal to:

     (i) 85% of the aggregate amount of the Eligible Accounts at said date, plus

     (ii) the lesser of (I) 65% of the sum of (x) the aggregate amount of Eligible Inventory at said date and (y) seventy-five percent (75%) of the value (determined in accordance with GAAP) at said date of materials and supplies which are not Inventory under GAAP (provided that the amount determined under this clause (y) shall not exceed $5,000,000) or (II) the amount determined in clause (i) above.

In the absence of a Borrowing Base Certificate delivered as required by Section 7.2, the Lender shall determine the Borrowing Base from time to time in its reasonable discretion, taking into account all information reasonably available to it, and the Borrowing Base from time to time so determined shall be the Borrowing Base for all purposes of this Agreement until such a Borrowing Base Certificate, in Proper Form, is furnished to and accepted by the Agent.

     Borrowing Base Certificate shall mean a certificate, duly executed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, appropriately completed and in substantially the form of Exhibit B hereto.

     Branch of Account shall mean the branch of the Lender at the address set out after the Lender's name on the signature pages hereof or such other branch or office of the Lender in Metropolitan Toronto as the Lender may advise the Borrower in writing.

     Business Day shall mean any day other than a day on which commercial banks are authorized or required to close in Toronto, Canada.

     Capital Expenditures shall mean expenditures in respect of fixed or capital assets by a Person, to the extent capitalized in accordance with GAAP, but excluding (a) expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person, (b) increases in the consolidated fixed or capital assets of such Person resulting solely from Permitted Acquisitions (other than expenditures made after the date of such Permitted Acquisition), and (c) increases in the capital assets of such Person resulting from expenditures in respect of fixed or capital assets made by another so long as such Person has no obligation to reimburse the other for such expenditures. Expenditures in respect of replacements and maintenance consistent with the business practices of such Person in respect of plant facilities, machinery, fixtures and other like capital assets utilized in the ordinary course of business are not Capital Expenditures to the extent such expenditures are not capitalized in preparing a balance sheet of such Person in accordance with GAAP.

     Capital Lease Obligations shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP. Capital Lease Obligations shall not include the interest component of any applicable rental payment.

     Change of Control shall mean a change resulting when any Unrelated Person or any Unrelated Persons acting together which would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (i) Beneficially Own more than 50% of the aggregate voting power of all classes of Voting Stock of Sterling or (ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of Sterling such that such nominees, when added to any existing director remaining on the Board of Directors of Sterling after such election who is an Affiliate or Related Person of such Person or Group, shall constitute a majority of the Board of Directors of Sterling. As used herein (a) "Beneficially Own" means "beneficially own" as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates until such tendered securities are accepted for purchase or exchange; (b) "Group" means a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; (c) "Unrelated Person" means at any time any Person other than Sterling or any of its Subsidiaries and other than any trust for any employee benefit plan of Sterling or any of its Subsidiaries; (d) "Related Person" of any Person shall mean any other Person owning (1) 5% or more of the outstanding common stock of such Person or (2) 5% or more of the Voting Stock of such Person; and (e) "Voting Stock" of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     Collateral shall mean all Property, tangible or intangible, real, personal or mixed, now or hereafter subject to the Security Agreements.

     Commitment Fee Percentage shall mean:

     (a) on any day prior to the first adjustment after the date hereof pursuant to clause (b) of this definition, 0.25%;

     (b) the Commitment Fee Percentage for any day shall be the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Debt to EBITDA Ratio for Sterling as of the last day of each March, June, September and December (beginning with the fiscal quarter ending on June 30, 1995) (such increase or decrease to be effective on the date that Borrower delivers the Quarterly Financial Statements for Sterling to the Lender pursuant to the terms of this Agreement):

Sterling
Debt to                               Commitment Fee
EBITDA Ratio                            Percentage
------------                          --------------

     Greater than or equal to 3.50             0.375

     Greater than or equal to
     2.50 but less than 3.50                    0.30

     Greater than or equal to
     1.50 but less than 2.50                    0.25

     Less than 1.50                             0.20; and

     (c) if the Borrower fails to provide to the Lender the calculation of Sterling's Debt to EBITDA Ratio as required hereunder, 0.375%.

     Compliance Certificate shall have the meaning given to it in Section 7.2 hereof.

     Corporate Bankers' Acceptance Fee shall mean the standard fee rate per annum quoted from time to time by the Lender as its Corporate Bankers' Acceptance Fee.

     Corporation shall mean a corporation, limited liability company, partnership, joint venture, joint stock association, business trust and other business entity.

     Cover for outstanding Bankers' Acceptances and Letters of Credit shall mean the payment to the Lender of immediately available funds, to be held by the Lender in a collateral account maintained by the Lender at its Branch of Account and collaterally assigned as security by the Borrower for the Reimbursement Obligations using documentation reasonably satisfactory to the Lender, in the amount required by any applicable provision hereof. Such amount shall be retained by the Lender in such collateral account until such time as in the case of the Cover being provided pursuant to Section 2.1 hereof, the applicable Bankers' Acceptance or Letters of Credit shall have matured and the Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied or, in the case of Section 9.3 hereof, at such time as no Default or Event of Default is continuing.

     Current Assets shall mean all assets of a Person which under GAAP would be classified as current assets.

     Current Liabilities shall mean all liabilities of a Person which under GAAP would be classified as current liabilities, other than current maturities of long term debt and, as may apply to Sterling, the obligation of either Sterling or the Borrower to repay the Revolving Loan Obligations and any Borrowed Money Indebtedness hereunder.

     Current Ratio means, as of any day, the ratio of Current Assets to Current Liabilities.

     Debt to EBITDA Ratio shall mean, as of the last day of any fiscal quarter, the ratio of (a) the outstanding balance of Borrowed Money Indebtedness on such date to (b) EBITDA for the Rolling Four Quarters ending on such date.

     Default shall mean an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     Designated Amount shall have the meaning ascribed to such term in Section
2.11 hereof.

     Dollars and $ shall, unless otherwise indicated, mean lawful money of Canada.

     EBITDA shall mean, without duplication, for any period the sum of (a) Net Income less non-cash income and (b) the sum of (i) Interest Expense for such period, (ii) Federal, Provincial, State and local income taxes deducted in determining such Net Income, (iii) amortization of goodwill and other non-cash expenses and intangibles (including, without limitation, patents, deferred financing costs and debt discount) deducted in determining such Net Income, (iv) depreciation, depletion and obsolescence of Property, in each case, determined in accordance with GAAP and (v) prepaid royalty income to the extent actually paid in cash.

     Eligible Accounts shall mean, as at any date of determination thereof, each Account or Intangible for the payment of money, in each case valued in accordance with GAAP, which is at said date payable to the Borrower or any of its Subsidiaries and which complies with the following requirements: (a) in the case of the sale of goods, the subject goods have been sold to an account debtor on an absolute sale basis on open account and not on consignment, on approval or on a "sale or return" basis or subject to any other repurchase or return agreement and no material part of the subject goods has been returned, rejected, lost or damaged, the Account or Intangible is not evidenced by chattel paper or an instrument of any kind and said account debtor is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind; (b) the account debtor must be located in the United States or in Canada, except for (x) Accounts or Intangibles as to which the Borrower and the Lender have mutually and reasonably agreed shall be included and (y) Accounts or Intangibles as to which the Borrower or its Subsidiaries has received a letter of credit in an amount equal to or greater than such Account or Intangibles issued by a financial institution reasonably acceptable to the Lender and otherwise in form and substance reasonably satisfactory to the Lender; (c) to the extent included as an Eligible Account, such Account or Intangible is a valid obligation of the account debtor thereunder and is not subject to any offset or other defense on the part of such account debtor or to any claim on the part of such account debtor denying liability thereunder; (d) such Account or Intangible is subject to no Lien whatsoever, except for the Liens created or permitted pursuant to the Security Agreements; (e) such Account or Intangible is evidenced by an invoice submitted to the account debtor and such Account or Intangible has not remained unpaid beyond 90 days after the due date stated on the invoice therefor (or such Account or Intangible is not invoiced in the ordinary course of business but by the terms of the agreements creating such Account or

Intangible, such Account or Intangible has not remained unpaid beyond ninety
(90) days after the due date therefor); (f) such Account or Intangible does not arise out of transactions with any Affiliate of the Borrower or an employee, officer, agent or director of the Borrower or any Affiliate of the Borrower; (g) not more than 20% of the other Accounts or Intangibles of the applicable account debtor or any of its Affiliates owed to the Borrower fail to satisfy all of the requirements of an "Eligible Account"; (h) except as Lender may otherwise agree, inclusion of the applicable Account or Intangible does not cause the total Eligible Accounts with respect to the applicable account debtor and its Affiliates, in the aggregate, to exceed 15% of the total Eligible Accounts; (i) each of the representations and warranties set forth in the Security Agreements with respect thereto is true and correct in all material respects on such date, and (j) the Lender shall have a first-priority perfected Lien covering such Account or Intangible to the extent required by and in accordance with the applicable Security Agreement.

     Eligible Inventory shall mean, as at any date of determination thereof, Inventory of the Borrower and its Subsidiaries which complies with the following requirements: (a) such Inventory shall be valued in accordance with GAAP and consist of (i) eligible raw materials and (ii) finished goods, provided that except as provided below with respect to Inventory in transit and except for the $1,500,000 basket provided in clause (c)(x) of this definition, all such Inventory shall be within Canada; (b) it is in good condition, meets all standards imposed by any Governmental Authority having regulatory authority over it, its use and/or sale and is either currently usable or currently saleable in the normal course of business of the Borrower and its Subsidiaries; (c) except for (x) Inventory having a value up to but no more than $1,500,000 and (y) Inventory which is in transit in the ordinary course of business but in respect of which title remains in Borrower or the applicable Subsidiary of Borrower and which is fully insured, it is not in the possession or control of any warehouseman, bailee, or any agent or processor for or customer of the Borrower or its Subsidiaries or, if it is, the Borrower or its Subsidiaries shall have notified, in a manner that effectively under applicable law creates a valid and first priority Lien in favour of the Lender in such Inventory, such warehouseman, bailee, agent, processor or customer of the Lender's Lien and such warehouseman, bailee, agent, processor or customer has subordinated any Lien it may claim therein and agreed to hold all such Inventory for the Lender's account subject to the Lender's instructions; (d) each of the representations and warranties set forth in the Security Agreements with respect thereto is true and correct in all material respects on such date, and (e) the Lender shall have a first-priority perfected Lien covering such Inventory to the extent required by and in accordance with the applicable Security Agreement.

     Environmental Claim shall mean any third party (including Governmental Authorities) action, lawsuit, claim or proceeding (including claims or proceedings at common law) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the clean up of such pollution or contamination; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; or (v) the manufacture, processing, distribution in commerce or use of Hazardous Substances. An "Environmental Claim" includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit.

     Environmental Liabilities includes all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to property or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, re-issuance or renewal of any Environmental Permit including reasonable attorneys' fees and court costs.

     Environmental Permit means any permit, license, approval or other authorization under any applicable Requirements of Environmental Law.

     Equivalent Amount in one currency (the "First Currency") of an amount in another currency (the "Other Currency") means the amount of the First Currency which is required to purchase such amount of the Other Currency at the Lender's spot buying rate for the purchase of the Other Currency with the First Currency as of approximately 12:00 noon , Toronto time, on the date of determination.

     Event of Default shall, for the Borrower, have the meaning assigned to it in Section 9 hereof and, for Sterling, have the meaning ascribed thereto in the U.S. Facility Credit Agreement.

     Financing Statements shall mean all such Personal Property Security Act (Ontario) or equivalent financing statements as the Lender shall require, in Proper Form, duly executed by the Borrower or others to give notice of and to perfect or continue perfection of the Lender's Liens in all Collateral, as any of the foregoing may from time to time be amended, modified, supplemented or restated.

     Fixed Charge Coverage Ratio shall mean, as of the last day of any fiscal quarter, the ratio of (a) EBITDA for the Rolling Four Quarters ending on such day less cash income taxes paid during such Rolling Four Quarters plus cash income tax refunds received during such Rolling Four Quarters to (b) the Fixed Charges for such Rolling Four Quarters.

     Fixed Charges shall mean (without duplication), for any period, (a) the amounts of scheduled principal payments made or to be made during such period with respect to Borrowed Money Indebtedness (other than Capital Lease Obligations) of the applicable Person (it is agreed that such scheduled principal payments do not include any principal payments made to reduce any Revolving Loan Obligations or other revolving Indebtedness), plus (b) payments made or required to be made during such period with respect to the principal component of the Capital Lease Obligations of the applicable Person with unrelated third parties, plus (c) the amount of Interest Expense of such Person for such period, plus (d) Capital Expenditures made during such period by such Person.

     GAAP shall mean, for the Borrower and for Sterling, U.S. generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by Sterling's independent chartered or public accountants, as the case may be) with the September 30, 1994 audited financial statements of Sterling, or the September 30, 1994 unaudited financial statements of the Borrower , as the case may be, delivered to the Lender together with the notes thereto, if any.

     Governmental Authority shall mean any foreign governmental authority, Canada, any Province of Canada and any political subdivision of any of the foregoing, and any central bank, agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Lender, the Borrower, Sterling or its Property.

     Guaranties shall mean that certain Guarantee dated concurrently herewith executed by Sterling Chemicals, Inc. with respect to the Obligations of the Borrower, together with any other guaranties hereafter executed with respect to the Obligations, as any of the same may from time to time be amended, modified, restated or supplemented.

     Hazardous Substance shall mean petroleum products, and any hazardous or toxic waste or substance defined or regulated as such from time to time by any law, rule, regulation or order described in the definition of "Requirements of Environmental Law".

     Indebtedness shall mean and include (a) all items which in accordance with GAAP would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus, surplus reserves and deferred credits); (b) all guaranties, letter of credit contingent reimbursement obligations, endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others, and (c) all Indebtedness secured by any Lien existing on any interest of the Person with respect to which Indebtedness is being determined in Property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed; provided, that the term "Indebtedness" shall not mean or include any Indebtedness of the type described in clause (a) of this definition in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to the Lender, in the case of the Borrower, and the Agent, in the case of Sterling, in trust for the payment thereof.

     Interest Expense shall mean, for any period, the sum of the cash interest payments by an obligor made or accrued in accordance with GAAP during such period in connection with all of its Borrowed Money Indebtedness, including the interest component of any Capital Lease Obligations.

     Interest Payment Date means July 1 and each Quarterly Date thereafter prior to the Maturity Date and the Maturity Date, or if any such date is not a Business Day, the Business Day next following.

     Investment shall mean the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, or other extension of credit or capital contribution to (by means of transfers of property or assets or otherwise) any Person.

     Legal Requirement shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, whether presently existing or arising in the future.

     Letter of Credit means a letter of credit or letter of guarantee, as the case may be, issued as provided in Section 2.4 by the Lender in favour of any Person with respect to the liability of the Borrower to pay Dollars or U.S. Dollars.

     Lien shall mean any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien of any kind, whether based on common law, constitutional provision, statute or contract to secure payment of debt or performance of an obligation.

     Loan Documents, when in respect of the Borrower, shall mean, collectively, this Agreement, the Guaranties, the Security Agreements, all instruments, certificates and agreements now or hereafter executed or delivered to the Lender pursuant to any of the foregoing or in connection with the Obligations or any commitment regarding the Obligations, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing; and when in respect of Sterling, shall mean as defined in the U.S. Facility.

     Margin Percentage shall mean:

     (a) On any day prior to the first adjustment after the date hereof pursuant to clause (b) of this definition, 0.125% for Bankers Acceptances and 0.75% for Letters of Credit;

     (b) the Margin Percentage for any day shall be the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Debt to EBITDA Ratio for Sterling as of the last day of each March, June, September and December (beginning with the fiscal quarter ending on June 30, 1995) (such increase or decrease to be effective on the date that Borrower delivers the Quarterly Financial Statements for Sterling for the fiscal quarter ending on such date to the Lender pursuant to the terms of this Agreement):


                                                             Letter
                                                             of Credit
  Sterling                            Bankers' Acceptance   Borrowings
   Debt to                             Borrowings Margin     Margin
EBITDA Ratio                              Percentage        Percentage
------------                          -------------------   ----------
   Greater than or equal to 3.50             0.625             1.25

   Greater than or equal to
   2.50 but less than 3.50                   0.375             1.00

   Greater than or equal to
   1.50 but less than 2.50                   0.125             0.75

   Less than 1.50                            0.025; and        0.65; and

     (c) if the Borrower fails to provide to the Lender the calculation of Sterling's Debt to EBITDA Ratio as required hereunder, 0.625% for Bankers' Acceptances and 1.25% for Letters of Credit.

     Material Adverse Effect shall mean a material adverse effect on the business, financial condition, operations or Properties of the Borrower or of Sterling, as the case may be, or on the ability of either of them to perform their respective material obligations under any Loan Document to which any of them is a party.

     Maturity Date shall mean April 13, 2002, as the same may hereafter be accelerated pursuant to the provisions of any of the Loan Documents.

     Maximum Letter of Credit Amount shall mean, at any date, the amount of $10,000,000 or the Equivalent Amount in U.S. Dollars.

     Maximum Revolving Loan Available Amount shall mean, at any date, an amount equal to the lesser of (i) the Revolving Loan Commitment or (ii) the Borrowing Base.

     Net Income shall mean, for any Person and any period, the consolidated net income of such Person for such period after taxes but before extraordinary items, determined in accordance with GAAP.

     Net Worth shall mean net worth determined in accordance with GAAP.

     Obligations shall mean, as at any date of determination thereof, the sum (without duplication) of the following: (i) the aggregate principal amount of Revolving Loans outstanding hereunder (including the aggregate face amount of all outstanding Bankers' Acceptances and Letters of Credit hereunder), plus (ii) all other liabilities, obligations and indebtedness of any Party under any Loan Document.

     Organizational Documents shall mean, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a partnership, the partnership agreement establishing such partnership; with respect to a joint venture, the joint venture agreement establishing such joint venture, and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof.

     Parties shall mean the Borrower and each of its Subsidiaries executing a Loan Document.

     Past Due Rate shall mean, on any day, a rate per annum equal to the Prime Lending Rate plus two percent (2%).

     Permitted Acquisitions shall mean non-hostile acquisitions of all or substantially all of the assets, or 50% or more of the voting securities, of any Person (or any division or product line of such Person), but only so long as no Default or Event of Default shall have occurred and be continuing (or would result from such acquisition).

     Permitted Dividends shall mean an amount not to exceed 50% of Net Income of Sterling for the immediately preceding Rolling Four Quarters which may, so long as no Default or Event of Default shall have occurred and be continuing (or would result from such distribution) and so long as the Adjusted Fixed Charge Coverage Ratio for Sterling , determined on a consolidated basis, is not (and would not be, after giving effect to such distribution) less than 1.10 to 1.00, be distributed by Sterling so long as Sterling has delivered to the Lender a Compliance Certificate calculated after giving effect to the proposed distribution which indicates that such distribution complies with the terms of this Agreement.

     Permitted Investments shall mean: (a) certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of Canada, the United States of America, or a Province, State thereof, respectively, having combined capital and surplus of at least U.S.$250,000,000 and which has (or which is a Subsidiary of a bank holding company which has) publicly traded debt securities rated A or higher by Standard and Poor's Corporation and A-2 or higher by Moody's Investors Service, Inc.; (b) obligations issued or guaranteed by the United States of America or Canada; (c) commercial paper with a published rating of not less than A-2 and P-2 (or the equivalent rating); (d) repurchase obligations for underlying securities of the type described in clauses (a) , (b) or (c) above entered into on a fully collateralized basis with any Lender (as defined in the U.S. Facility Credit Agreement); (e) Dollar or U.S. Dollar denominated time deposits with, including certificates of deposit issued by, any non-United States branch or office of any Lender (as defined in the U.S. Facility Credit Agreement); (f) Permitted Acquisitions; (g) securities (other than those securities described in clauses
(a) through (e) of this definition) of money market mutual funds with net assets in excess of U.S.$100,000,000, provided that the investment amounts in securities described in this clause (g) may not exceed 5% of the issued and outstanding securities of any Person (or such lesser percentage as would constitute a controlling interest), irrespective of whether such securities having voting power or may be convertible to securities with voting power of any Person; (h) loan participations with a rating of not less than

A-2 and P-2 (or the equivalent rating) by Moody's Investors Services, Inc. and Standard and Poor's Corporation, respectively; (i) money market preferred stock with a rating of not less than AAA (or the equivalent rating) ; (j) other investments approved by the Agent in writing not exceeding, in the aggregate, $20,000,000, and (k) other investments approved by the Majority Lenders (as that term is defined in the U.S. Facility Credit Agreement) in writing.

     Person shall mean any individual, Corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.

     Prime Lending Rate shall mean the variable rate of interest per annum, calculated on the basis of a calendar year and for the actual number of days elapsed, equal to the rate of interest determined by the Lender from time to time as its prime rate for Canadian dollar commercial loans in Canada from time to time, being a variable per annum reference rate of interest adjusted automatically upon change by the Lender.

     Prime Rate Borrowing shall mean any or all advances of money, as the context requires, in Dollars as a Revolving Loan bearing interest as provided for in Section 2.2 or at the Past Due Rate, as the case may be, and includes a deemed Prime Rate Borrowing as provided for in Section 2.3(e).

     Proper Form shall mean in form and substance reasonably satisfactory to the Lender.

     Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

     Quarterly Dates shall mean the first day of each April, July, October and January, provided that if any such date is not a Business Day, then the relevant Quarterly Date shall be the next succeeding Business Day.

     Quarterly Financial Statements shall mean the quarterly financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of a fiscal quarter and an income statement and a statement of changes in financial position for such fiscal quarter and for the fiscal year to date, subject to normal year-end adjustments, all setting forth in comparative form the corresponding figures for the corresponding calendar quarter of the preceding year, prepared in accordance with GAAP and certified as true and correct to the best of his knowledge by the chief financial officer or other authorized officer of such Person.

     Regulatory Change shall mean with respect to the Lender, any change after the date of this Agreement in any Legal Requirement or the adoption or making on or after such date of any interpretation, directive or request applying to a class of financial institutions including such Lender under any Legal Requirements (whether or not having the force of law) by any Governmental Authority.

     Reimbursement Obligations shall mean, as at any date, the obligations of the Borrower then outstanding, or which may thereafter arise, in respect of Bankers' Acceptances and Letters of Credit under this Agreement, to reimburse the Lender for the amount paid by the Lender to any holder of a Bankers' Acceptance or Letter of Credit upon maturity thereof.

     Request for Extension of Credit shall mean a request for extension of credit duly executed by the chief executive officer, chief financial officer or treasurer of the Borrower (or other Person designated in writing by any of the foregoing to whom authority has been properly delegated), appropriately completed and substantially in the form of Exhibit A attached hereto.

     Requirements of Environmental Law shall mean all requirements imposed by any law (including for example and without limitation the respective Environmental Protection Act or equivalent statute of each Province in which the Borrower has facilities), rule, regulation, or order of any Federal, Provincial, State or local executive, legislative, judicial, regulatory or administrative agency, board or authority at the applicable time which relate to (i) noise;
(ii) pollution, protection or clean up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; or (v) regulation of the manufacture, processing, distribution in commerce, use, discharge or storage of Hazardous Substances.

     Revolving Loan shall mean a loan or loans made pursuant to Section 2.1 hereof and, for greater certainty, includes loans by way of Bankers' Acceptance and issuance of Letters of Credit.

     Revolving Loan Availability Period shall mean, for the Revolving Loan Lender, the period from and including the Effective Date to (but not including) the Termination Date.

     Revolving Loan Lender shall mean the Lender with (i) prior to the Termination Date, its Revolving Loan Commitment and (ii) on and after the Termination Date, any outstanding Revolving Loan Obligation.

     Revolving Loan Commitment shall mean the obligation, if any, of the Lender to make Revolving Loans in an aggregate principal amount at any one time outstanding up to (but not exceeding) the amount of $20,000,000 (as the same may be reduced from time to time pursuant to the terms hereof), including Letters of Credit in U.S. Dollars at the Equivalent Amount.

     Revolving Loan Obligation shall mean, as at any date of determination thereof, with respect to the Borrower, the aggregate principal amount of Revolving Loan outstanding hereunder; and with respect to Sterling, as defined in the U.S. Facility Credit Agreement.

     Rolling Four Quarters shall mean, as of any day, the then most recently ended four (4) fiscal quarter period of the Person.

     Secretary's Certificate shall mean a certificate, in Proper Form, of the Secretary or an Assistant Secretary of a corporation as to (a) the resolutions of the Board of Directors of such corporation authorizing the execution, delivery and performance of the documents to be executed by such corporation;
(b) the incumbency and signatures of the officers of such corporation executing such documents on behalf of such corporation, and (c) the Organizational Documents of such corporation.

     Security Agreements, when in respect of the Borrower, shall mean, collectively, (i) the Security Agreements dated as of the Effective Date executed between the Borrower and the Lender covering the Borrower's Accounts and Inventory, (ii) the Guaranties, and (iii) any and all security instruments hereafter executed by any Party in favour of the Lender, as any of them may from time to time be amended, modified, restated or supplemented; and when in respect of Sterling, shall mean as defined in the U.S. Facility Credit Agreement.

     Sterling shall mean Sterling Chemicals, Inc. and, where the meaning requires, its Subsidiaries on a consolidated basis.

     Subordinated Debt shall mean, as of the date of determination thereof, unsecured Indebtedness with any lender for which the Borrower or Sterling is directly and primarily liable, in respect of which none of its respective Subsidiaries is contingently or otherwise obligated, and which is subordinated to the obligations of the Borrower or Sterling to pay principal of and interest (before and after bankruptcy) on the Revolving Loans and the Reimbursement Obligations (in the case of the Borrower, as such terms are defined herein, and in the case of Sterling, as such terms are defined in the U.S. Facility Credit Agreement), on terms, and which contains other terms (including interest, amortization and financial covenants), in form and substance satisfactory to, in the case of Subordinated Debt of the Borrower, the Lender, and in the case of Subordinated Debt of Sterling, the Majority Lenders (as defined in the U.S. Facility Credit Agreement) and the Agent.

     Subsidiary shall mean, as to a particular parent Corporation, any Corporation of which more than 50% of the indicia of equity rights (whether outstanding capital stock or otherwise) is at the time directly or indirectly owned by, such parent Corporation.

     Termination Date shall mean the earlier of (a) the Maturity Date or (b) the date specified by the Lender in accordance with Section 9.1 hereof.

     U.S. Dollars and U.S.$ shall mean lawful money of the United States of America.

     U.S. Facility shall mean the loan facility available to Sterling pursuant to the U.S. Facility Credit Agreement.

     U.S. Facility Credit Agreement shall mean the credit agreement dated as of April 13, 1995 among Sterling, Texas Commerce Bank National Association, as Agent, and the Co-Agents and Lenders as defined therein.

     1.2 Miscellaneous. The words "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement.

     2.   Commitments and Loans.

     2.1 The Lender agrees, subject to all of the terms and conditions of this Agreement (including, without limitation, Sections 5.1, 5.2 and 5.3 hereof), to make Revolving Loans as follows:

     (a) Revolving Loans. From time to time on or after the Effective Date and during the Revolving Loan Availability Period, the Revolving Loan Lender shall make loans under this Section 2.1 to the Borrower in an aggregate principal amount at any one time outstanding up to but not exceeding the Maximum Revolving Loan Available Amount. Upon the terms and conditions of this Agreement, Revolving Loans may be requested by the Borrower either (i) by requesting a Prime Rate Borrowing, (ii) by presenting drafts for acceptance as Bankers' Acceptances, (iii) by requesting the Lender to issue a Letter of Credit on behalf of the Borrower, or (iv) any combination thereof. Subject to the conditions in this Agreement, any such Revolving Loan repaid prior to the Termination Date may be reborrowed pursuant to the terms of this Agreement; provided, that any and all such Revolving Loans shall be due and payable in full on the Termination Date. Should the amount of the Revolving Loans, for any reason, exceed, at any time, the Maximum Revolving Loan Available Amount available hereunder as reduced from time to time, the Borrower agrees to immediately, in the case of Prime Rate Borrowings, repay the amount in excess of the Maximum Revolving Loan Available Amount, and in the case of Bankers' Acceptances and Letters of Credit, deposit with the Lender an amount equal to the amount in excess of the Maximum Revolving Loan Available Amount available hereunder, which amount the Borrower agrees that the Lender can use to repay any Bankers' Acceptance upon its maturity or any Letter of Credit if drawn upon by the beneficiary. All Revolving Loans to be made by the Lender in connection with a particular borrowing shall be equal to $100,000 or a multiple thereof.

     (b) Conversions: Subject to the terms and conditions of this Agreement, the Borrower may from time to time convert a Borrowing to another type of Borrowing by converting (i) all or any part of the outstanding principal amount of any Prime Rate Borrowings into Bankers' Acceptances or Letters of Credit or any combination thereof, (ii) on the date of maturity of any Bankers' Acceptances, all or any part of the outstanding principal amount at maturity of such Bankers' Acceptances into Prime Rate Borrowings or Letters of Credit or any combination thereof, and (iii) on the date of maturity of any Letter of Credit, all or any part of the outstanding principal amount at maturity of such Letter of Credit into Prime Rate Borrowings or Bankers' Acceptances or any combination thereof; subject however in each case, to the following:

          a. the principal amount of each type of Borrowing being converted shall not be less than the amounts necessary to fulfil the requirements of this Agreement with respect to the minimum principal amounts for Borrowings (with such rounding or adjustments as the Lender may deem appropriate);

          b. in the case of a conversion into Bankers' Acceptances or Letters of Credit, the portion of the principal amount of each type of the Borrowing being so converted, together with all other amounts owing under this Agreement with respect thereto, shall be paid to the Lender;

          c. no conversion shall be made into Dollar or U.S. Dollar Letters of Credit if the result thereof would be to exceed either the Maximum Letter of Credit Amount or the Maximum Revolving Loan Available Amount; and

          d. no Default will occur upon such conversion or shall have occurred and be continuing.

     Amounts which are converted shall not reduce the amount of the Revolving Loan Commitment.

     2.2 Prime Rate Borrowing. Subject to Section 3.2(e) hereof, the Borrower shall pay interest to the Lender in Canadian Dollars at the Lender's Branch of Account on any amounts outstanding from time to time hereunder as a Prime Rate Borrowing made to the Borrower. Such interest shall accrue from day to day, shall be calculated monthly for the actual number of days elapsed, and shall be payable in arrears on each Interest Payment Date at a variable rate of interest per annum equal to the Prime Lending Rate. The rate of interest per annum with respect to any Prime Rate Borrowing is calculated on the basis of a calendar year.

     2.3  Bankers' Acceptances.

     (a) Form of Bankers' Acceptances: All drafts presented by the Borrower to the Lender for acceptance as Bankers' Acceptances pursuant to this Agreement shall be properly executed and drawn by the Borrower. The Borrower may, at its option, execute any draft so presented by the facsimile signatures of any two designated signing officers of the Borrower and the Lender is hereby authorized to accept any draft of the Borrower which purports to bear such facsimile signatures notwithstanding that any such individual has ceased to be a designated signing officer of the Borrower and any such draft or Bankers' Acceptance shall be as valid as if he were a designated signing officer of the Borrower at the date of issue of such Bankers' Acceptance. Any such draft or Bankers' Acceptance may be dealt with by the Lender to all intents and purposes and shall bind the Borrower as if duly signed in the signing officer's own handwriting and issued by the Borrower and the Borrower will and hereby does undertake to hold the Lender harmless and indemnified against all loss, costs, damages and expenses arising out of the payment or negotiation of any such draft or Bankers' Acceptance on which a facsimile signature has been wrongly affixed.

     (b) Proceeds from Bankers' Acceptance and Payment of Bankers' Acceptance
Rate: Upon presentation by the Borrower to the Lender of any draft for acceptance by the Lender as a Bankers' Acceptance, the Lender shall pay or arrange for the payment to the Borrower of the proceeds from the issuance thereof. At the same time, the Borrower shall pay to the Lender at its Branch of Account the Bankers' Acceptance Fee applicable upon the principal amount of each such Bankers' Acceptance for the duration of its term on the basis of the actual number of days from the date of acceptance by the Lender up to and including the maturity date of the Bankers' Acceptance, calculated on the basis of a calendar year at a rate equal to the sum of the Corporate Bankers' Acceptance Fee plus the applicable Margin Percentage per annum in effect at the time of acceptance. Payment of such Bankers' Acceptance Fee may be received from the proceeds of the issuance of such Bankers' Acceptance.

     (c) Maturity of Bankers' Acceptances: Each Bankers' Acceptance shall mature on a Business Day which shall neither be less than 30 days nor more than 180 days after the date of acceptance of the draft by the Lender; provided that no Bankers' Acceptance issued as a Revolving Loan may mature on a date later than the Maturity Date. The principal amount at maturity of a Bankers' Acceptance which matures and is satisfied by the Borrower on its date of maturity may be renewed as a Bankers' Acceptance or converted into a Prime Rate Borrowing on its date of maturity. A Bankers' Acceptance may not be prepaid prior to its maturity date without the consent of the Lender (it being understood that if any such prepayment is permitted, the Borrower shall be required to pay all breakage costs associated therewith.

     (d) Payment of Bankers' Acceptances: Subject to Section 2.3(e) hereof, the Borrower shall provide for the payment to the Lender of the full principal amount of each Bankers' Acceptance issued by the Lender on its date of maturity.

     (e) Deemed Prime Rate Borrowing: If the Borrower does not provide for payment in full of a Bankers' Acceptance on maturity, the unpaid principal amount of the Bankers' Acceptance shall on the date of maturity thereof be automatically converted to a Prime Rate Borrowing and, in respect of such deemed Prime Rate Borrowing, the Lender shall be entitled to all of the covenants and conditions and representations and warranties in favour of the Lender contained in this Agreement.

     (f) Waiver: The Borrower shall not claim from the Lender any days of grace for the payment at maturity of any Bankers' Acceptances presented to and accepted by the Lender pursuant to this Agreement. Further, the Borrower waives any defence to payment which might otherwise arise as a result of a Bankers' Acceptance being held by the Lender in its own right at the maturity thereof.

     (g) Degree of Care: Any executed drafts to be used as Bankers' Acceptances which are delivered by the Borrower to the Lender need only be held in safekeeping with the same degree of care as if they were the Lender's property.

     (h) Indemnity: The Borrower agrees to indemnify and hold the Lender harmless from any and all suits, debts, demands and claims whatsoever and howsoever arising by reason of the acceptance by the Lender of any Bankers' Acceptance dealt with by the Lender in accordance with this Agreement.

     (i) Obligations Absolute: The obligations of the Borrower with respect to Bankers' Acceptances under this Section 2.3 shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement notwithstanding the existence of any circumstances, including, without limitation, the following circumstances:

          a. any lack of validity or enforceability of any draft accepted by the Lender as a Bankers' Acceptance; or

          b. the existence of any claim, set-off, defence or other right which the Borrower may have at any time against the holder of a Bankers' Acceptance or the Lender or any other Person, whether in connection with this Agreement or otherwise.

     2.4 Letters of Credit. Each Letter of Credit to be issued by the Lender must be satisfactory in form and substance to the Lender, but without limiting the generality of the foregoing, each of the term, beneficiary, amount and conditions of each Letter of Credit must be satisfactory. Each Letter of Credit shall not be for a term longer than one year and can be denominated in either Dollars or U.S. Dollars; provided that no Letter of Credit issued as a Revolving Loan may mature on a date later than the Maturity Date. Each Letter of Credit will be specifically subject to the terms of the agreement referred to in
Section 5.3 hereof. The amount of the Borrowing constituted by a Letter of Credit shall be deemed to be the maximum amount payable to the beneficiary under such Letter of Credit for which the Lender is or may become at any time contingently liable. Aggregate Borrowings constituted by Letters of Credit cannot exceed at any time the Maximum Letter of Credit Amount. The Lender shall forthwith give notice to the Borrower of any payment made by the Lender pursuant to any Letter of Credit, and the amount of such payment shall be deemed to be a Prime Rate Borrowing, with payments made by the Lender in U.S. Dollars converted to the Equivalent Amount of Dollars on the date of payment.

          If any Letter of Credit is outstanding at any time that payment of any amounts owing by the Borrower hereunder is demanded or accelerated or on the Maturity Date, the Borrower shall forthwith upon such demand or on the Maturity Date pay to the Lender funds in the currency of and in an amount equal to the maximum aggregate liability (contingent or actual) of the Lender pursuant thereto. Such funds (together with interest thereon) shall be held by the Lender for set-off against the liability of the Borrower to the Lender in respect of such Letter of Credit, when it comes due. If the Letter of Credit for which funds are deposited is not drawn upon-by the beneficiary, whether by reason of maturity or cancellation, and if the Borrower is not otherwise indebted to the Lender, the Lender shall return such funds to the

Borrower together with interest thereon calculated at the rate for like deposits and for a like term.

          The Borrower shall pay to the Lender in respect of each Letter of Credit requested to be issued by the Lender pursuant to this Section 2.4, a fee in Dollars or U.S. Dollars (depending on the currency of the primary indebtedness to which such Letter of Credit relates) equal to the greater of:
(i) 500 Dollars or U.S. Dollars, as the case may be, and (ii) an amount, calculated on the basis of the actual number of days elapsed in a year (based on a year of 360 days in the case of U.S. Dollar Letters of Credit) and on the basis of the face amount of such Letter of Credit available for drawings under such Letter of Credit from time to time in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof at the Margin Percentage (on a per annum basis) from time to time in effect. The Borrower will pay such fee in Dollars or U.S. Dollars (depending on the currency of the primary indebtedness for which such Letter of Credit relates) in arrears on (i) each Interest Payment Date which occurs after the date of issuance and prior to the expiration or termination of such Letter of Credit and (ii) the date of expiration or termination of such Letter of Credit.

     The issue by the Lender on behalf of the Borrower of a Letter of Credit shall constitute a Borrowing under the Credit in the amount represented by such Letter of Credit.

     2.5  Terminations or Reductions of Revolving Loan Commitments.

     (a) Mandatory. On the Termination Date, the Revolving Loan Commitment shall be terminated in its entirety.

     (b) Optional. The Borrower shall have the right to terminate or reduce the unused portion of the Revolving Loan Commitment at any time or from time to time without penalty, bonus or other fee, provided that (i) the Borrower shall give notice of each such termination or reduction to the Lender as provided in
Section 4.2 hereof and (ii) each such partial reduction shall be in an aggregate amount of at least $100,000. The Borrower shall not make a voluntary repayment with respect to a Bankers' Acceptance or Letter of Credit other than on the maturity date of the draft accepted as that Bankers' Acceptance or on the maturity of the Letter of Credit, as the case may be.

     (c) No Reinstatement. Any termination or reduction of the Revolving Loan Commitment may not be reinstated without the written approval of the Lender.

     2.6  Fees.

     (a) The Borrower shall pay to the Lender a revolving loan commitment fee with respect to the unused Designated Amount for the period from the Effective Date to and including the Termination Date at a rate per annum equal to the Commitment Fee Percentage from time to time in effect. Such revolving loan commitment fee shall be computed (on the basis of the actual number of days elapsed in a year composed of 360 days) on each day and shall be based on the excess of (x) the Designated Amount for such day over (y) the aggregate unpaid principal balance of the Revolving Loan for such day. Accrued revolving loan commitment fees payable under this provision shall be payable in arrears on the Quarterly Dates prior to the Termination Date and on the Termination Date.

     (b) The Borrower shall pay to the Lender a revolving loan commitment fee with respect to the Revolving Loan Commitment in excess of the Designated Amount for the period from the Effective Date to and including the Termination Date at a rate equal to one half (1/2) of the Commitment Fee Percentage from time to time in effect. Such revolving loan commitment fee shall be computed (on the basis of the actual number of days elapsed in a year composed of 360 days) on each day and shall be based on the excess of (x) the Revolving Loan Commitment for such day (without regard to any limitation based on the Borrowing Rate or the Designated Amount) over (y) the Designated Amount for such day. Accrued revolving loan commitment fees payable under this provision shall be payable on the Quarterly Dates prior to the Termination Date and on the Termination Date.

     (c) An additional revolving loan commitment fee shall be due and payable effective upon any designation of an increase in the Designated Amount. Such additional commitment fee shall be calculated at a rate equal to one-half (1/2) of the Commitment Fee Percentage from time to time in effect and shall be computed on the amount of such increase for the period commencing on the most recently occurring Quarterly Date through the date of such increase.

     (d) In consideration of the time and effort expended by the Lender in connection with the Loan Documents, the Borrower shall also pay to the Lender on the Effective Date the sum of $50,000 as an upfront fee.

     (e) All past due fees payable under this Section shall bear interest at the Past Due Rate.

     2.7 Evidence of Indebtedness and Manner of Payments: The indebtedness of the Borrower to the Lender shall be evidenced by the loan accounts which shall be opened and maintained by the Lender at its Branch of Account. The loan accounts kept by the Lender shall constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Lender hereunder, the date borrowings were made or deemed to have been made to the Borrower, the amount of such indebtedness repaid by the Borrower and the dates of such repayments, provided that the failure of the Lender to record any such amount or date shall not affect the obligation of the Borrower to pay amounts due hereunder in accordance with this Agreement. The Lender shall upon the request of the Borrower provide any information contained in its accounts to the Borrower and the Lender and the Borrower shall cooperate in providing all information reasonably required to keep all accounts accurate and up-to-date. All payments to be made by the Borrower pursuant to this Agreement are to be made without set-off, compensation or counterclaim and without deduction of any kind and for same day value.

     2.8 Use of Proceeds. The proceeds of the Revolving Loans shall be used by the Borrower to pay certain fees and expenses related to the closing of this facility and to fund ongoing working capital and other general corporate requirements of the Borrower. No proceeds of the Revolving Loans will be used for any purpose which would violate any applicable Legal Requirement.

     2.9 Interest Act. Where any rate of interest, or fee expressed as a rate of interest, herein is calculated on the basis of a year of 360 days, in this Agreement such rate expressed as an annual rate of interest for purposes of the Interest Act (Canada), shall be such rate multiplied by 365, or 366 where the period for which interest is being calculated includes February 29, and divided by 360.

     2.10 Calculation of Interest and Fees. For greater certainty, whenever any amount is payable under this Agreement by the Borrower either as interest, commission or as a fee which requires the calculation of an amount using a percentage per annum, each Party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due using the "nominal rate method", without application of the so-called "deemed reinvestment principle" or the "effective yield method". As an example of the "nominal rate method", when interest is calculated and payable monthly, the rate of interest payable per month equals the principal amount outstanding on a daily basis multiplied by the stated rate of interest per annum, multiplied by the number of days in the month and divided by the number of days in the applicable year.

     2.11 Designated Amount. The Borrower may from time to time designate a maximum aggregate principal amount of Revolving Loan permitted to be outstanding hereunder for a specified period (such amount being herein called the "Designated Amount"). The Designated Amount shall never be less than $13,000,000. In the absence of a specific designation of another Designated Amount hereunder, the Designated Amount shall equal the Maximum Revolving Loan Available Amount. The Designated Amount may be increased at any time but no decreases of a Designated Amount shall become effective on a date other than a Quarterly Date and no designation of a Designated Amount may terminate on a date which is not a day immediately preceding a Quarterly Date. Written notice of the designation of a Designated Amount must be given to the Lender by the Borrower no later than two (2) Business Days prior to the effective date thereof.

     3.  Borrowings, Payments and Prepayments.

     3.1 Borrowings. The Borrower shall give the Lender notice of each Borrowing to be made hereunder as provided in Section 4.2 hereof. Not later than 12:00 noon Toronto time on the date specified for each such Borrowing he under, the Lender shall make available the amount of the Revolving Loan, if any, to be made by it on such date for the account of the Borrower in the Branch of Account.

     3.2  Payments; Prepayments.

     (a) Optional Prepayments. The Borrower shall have the right to prepay, on any Business Day, in whole or in part, without the payment of any penalty or fee, Revolving Loans at any time or from time to time, provided that the Borrower shall give the Lender notice of each such prepayment as provided in
Section 4.2 hereof. Each optional prepayment on a Revolving Loan shall be in an amount at least equal to the lesser of $100,000 or the unpaid principal balance of the Revolving Loan. The Borrower shall not make a voluntary prepayment with respect to a Bankers' Acceptance or Letter of Credit other than on the maturity date of the draft accepted as that Bankers' Acceptance or on the maturity of the Letter of Credit, as the case may be.

     (b) Maximum Revolving Loan Available Amount. The Borrower shall from time to time, within ten (10) days after demand by the Lender, prepay the Revolving Loan (or provide Cover for outstanding Bankers' Acceptances and Letters of Credit) in such amounts as shall be necessary so that at all times the aggregate outstanding amount of the Revolving Loan Obligation shall be less than or equal to the Maximum Revolving Loan Available Amount.

     (c) Interest Payments. Accrued and unpaid interest on the unpaid principal balance of Prime Rate Borrowings shall be due and payable on the Interest Payment Dates.

     (d) Payments. The Borrower shall pay all amounts required to be paid hereunder and under the other Loan Documents as and when due.

     (e) Post-Maturity Interest and Payments and Interest on Reimbursement Obligations. The Borrower will pay to the Lender the amount of each Reimbursement Obligation promptly upon its incurrence. The amount of any Reimbursement Obligation may, if the applicable conditions precedent specified in Section 5.2 hereof have been satisfied or waived, be paid with the proceeds of Revolving Loans in accordance with Sections 2.3 and 2.4 hereof . Subject to
Section 11.7 hereof, the Borrower will pay to the Lender interest at the applicable Past Due Rate on any Reimbursement Obligation and on any other amount payable by the Borrower hereunder to or for the account of the Lender (but, if such amount is interest, only to the extent legally allowed), which shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until the same is paid in full.

     4.   Payments; Computations, Etc.

     4.1  Payments.

     (a) Except to the extent otherwise provided herein, all payments of principal, interest, Reimbursement Obligations and other amounts to be paid by the Borrower hereunder and under the other Loan Documents shall be made in Dollars (or U.S. Dollars in the case of U.S. Dollar denominated Letters of Credit), in immediately available funds, to the Lender at the Branch of Account, not later than 12:00 noon Toronto time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

     (b) The Borrower shall, at the time of making each payment hereunder or under any other Loan Document, specify to the Lender the Revolving Loans or other amounts payable by the Borrower hereunder or thereunder to which such payment is to be applied.

     (c) If the due date of any payment hereunder falls on a day which is not a Business Day, the due date for such payments shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

     4.2 Certain Actions, Notices, Etc. Notices to the Lender of any termination or reduction of the Revolving Loan Commitment and of Borrowings, conversions and prepayments of Revolving Loans and requests for issuances of Bankers' Acceptances and Letters of Credit shall be irrevocable and shall be effective only if received by the Lender at the Branch of Account not later than 12:00 noon Toronto time on the number of Business Days prior to the date of the relevant termination, reduction, Borrowing, conversion and/or prepayment specified below:

                                                        Number of
          Notice                                    Business Days Prior
          ------                                    -------------------

          Termination or
          Reduction of Revolving
          Loan Commitment                                   5

          Borrowing or conversion at the
          Prime Lending Rate                               same day

          Borrowing or conversion by way of Bankers'
          Acceptance or Letter of Credit                    2

          Revolving Loan repayment                         same day

Each such notice of termination or reduction shall specify the amount of the applicable Revolving Loan Commitment to be terminated or reduced. Each such notice of Borrowing, conversion or prepayment shall specify the amount of the Revolving Loans to be borrowed or prepaid and the date of Borrowing, conversion or prepayment (which shall be a Business Day).

     5.   Conditions Precedent.

     5.1 Initial Revolving Loans. The obligation of the Lender to make its initial Revolving Loan hereunder is subject to the following conditions precedent, each of which shall have been fulfilled or waived to the satisfaction of the Lender:

     (1) Corporate Action and Status. The Lender shall have received a Secretary's Certificate from the Borrower and each of its Affiliates signing a Loan Document, which shall be accompanied by copies of the Organizational Documents of the Borrower and each of its Affiliates, copies of the by-laws of the Borrower and each of its Affiliates and such certificates as may be appropriate to demonstrate the qualification and good standing of and payment of taxes by the Borrower and each of its Affiliates in each Province or State where the failure in which to qualify would have a Material Adverse Effect. The Lender may conclusively rely on such certificates until it receives notice in writing from the Borrower or the appropriate Party to the contrary.

     (2) Loan Documents. The Borrower and each other Party shall have duly executed and delivered the Loan Documents to which it is a party (in such number of copies as the Lender shall have requested) and each such Loan Document shall be in form satisfactory to Lender.

     (3) Security Matters. All such action as the Lender shall have requested to perfect the Liens created pursuant to the Security Agreements shall have been taken, including, without limitation, the delivery of appropriately completed and duly executed and registered Personal Property Security Act (Ontario) financing statements or equivalents with appropriate Governmental Authorities. The Lender shall also have received evidence satisfactory to it that the Liens created by the Security Agreements constitute first priority Liens, except for the exceptions expressly provided for herein, including, without limitation, Personal Property Security Act (Ontario) or equivalent search reports, and executed releases of any prior Liens (except as permitted by Section 8.2). Notwithstanding the foregoing, the Borrower shall have up to sixty (60) days after the Effective Date in which to obtain releases of the Liens securing Borrowed Money Indebtedness which is to be paid concurrently with the closing hereof or the U.S. Facility covering Property located in Canada.

     (4) Fees and Expenses. The Borrower shall have paid to the Lender the fee specified in Section 2.6(d) hereof.

     (5) Insurance. The Borrower shall have delivered to the Lender certificates of insurance satisfactory to the Lender evidencing the existence of all insurance required to be maintained by the Borrower by this Agreement and the Security Agreements.

     (6) Opinion of Counsel. The Lender shall have received an opinion of Borden & Elliot, counsel to the Borrower and its Affiliates, in form and substance reasonably satisfactory to the Lender.

     (7) Consents. The Lender shall have received evidence reasonably satisfactory to it that all material consents of each Governmental Authority and of each other Person, if any, reasonably required in connection with (a) the Revolving Loans and (b) the execution, delivery and performance of this Agreement and the other Loan Documents have been satisfactorily obtained.

     (8) Other Documents. The Lender shall have received such other documents consistent with the terms of this Agreement and relating to the transactions contemplated hereby as the Lender may reasonably request.

     5.2 All Revolving Loans. The obligation of the Lender to make any Revolving Loan to be made by it hereunder is subject to (a) the accuracy, in all material respects, on the date of such Revolving Loan of all representations and warranties of the Borrower and any other Party contained in this Agreement and the other Loan Documents; (b) receipt by the Lender of the following, all of which shall be duly executed and in Proper Form: (1) a Request for Extension of Credit as to the Revolving Loan no later than 12:00 noon Toronto time on the Business Day on which such Request for Extension of Credit must be given under
Section 4.2 hereof, (2) in the case of a Bankers' Acceptance, a draft duly executed and in Proper Form, and (3) such other documents as the Lender may reasonably require; (c) prior to the making of such Revolving Loan, there shall have occurred no event which has had or could reasonably be expected to have a Material Adverse Effect; (d) no Default or Event of Default shall have occurred and be continuing and shall not occur as a result of the Borrowing, and (e) the making of such Revolving Loan shall not be illegal or prohibited by any Legal Requirement.

     5.3 Additional Condition Precedent to the Issuance of the First Letter of Credit. The obligation of the Lender to issue the first Letter of Credit hereunder is subject to the creation and delivery by the Borrower to the Lender of a Letter of Credit reimbursement agreement in form and substance satisfactory to the Lender.

     6.   Representations and Warranties.

     The Borrower represents and warrants to the Lender as follows:

     6.1 Organization. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the State or Province of its organization; (b) has all necessary corporate power and authority to conduct its business as presently conducted, and (c) is duly qualified to do business and in good standing in the State or Province of its organization and in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect.

     6.2 Financial Statements. The Borrower has furnished to the Lender the audited Annual Financial Statements of Sterling and the unaudited Annual Financial Statements of the Borrower as at September 30, 1994 which fairly present the financial condition and the results of operations of Sterling and the Borrower as at such date. No events, conditions or circumstances have occurred from the date that the financial statements were delivered to the Lender through the date hereof which would cause said financial statements to be misleading in any material respect. There are no material instruments or liabilities which should be reflected in such financial statements provided to the Lender which are not so reflected. Since September 30, 1994, no event has occurred which has had (or would reasonably be expected to have) a Material Adverse Effect.

     6.3 Enforceable Obligations; Authorization. The Loan Documents are legal, valid and binding obligations of the Parties, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws and judicial decisions affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of the Loan Documents (a) have all been duly authorized by all necessary corporate action; (b) are within the corporate power and authority of the Parties; (c) do not and will not contravene or violate any Legal Requirement applicable to the Parties or the Organizational Documents of the Parties, the contravention or violation of which could have a Material Adverse Effect on the business, condition (financial or otherwise), operations or Properties of the Borrower or any other Party; (d) do not and will not result in the breach of, or constitute a default under, any agreement or instrument by which the Parties or any of their respective Property may be bound or affected which breach or default could reasonably be expected to cause a Material Adverse Effect, and (e) do not and will not result in the creation of any Lien upon any Property of any of the Parties, except in favour of the Lender or as expressly contemplated therein. All necessary permits, registrations and consents for such making and performance have been obtained. Except as otherwise expressly stated in the Security Agreements, the Liens created under the Security Agreements constitute valid and perfected first and prior Liens on the Property described therein, subject to no other Liens whatsoever.

     6.4 Other Borrowed Money Indebtedness. Neither the Borrower nor any of its Subsidiaries is in default in the payment of any other Borrowed Money Indebtedness or under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party and which default could reasonably be expected to cause a Material Adverse Effect.

     6.5 Litigation. There is no litigation or administrative proceeding pending or, to the knowledge of the Borrower, threatened against, nor any outstanding judgment, order or decree affecting, the Borrower or any of its Subsidiaries before or by any Governmental Authority which could reasonably be expected to cause a Material Adverse Effect except for a claim threatened by Miramichi Pulp & Paper Inc.. Neither the Borrower nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any Governmental Authority where such default would have a Material Adverse Effect.

     6.6 Taxes. The Borrower and its Subsidiaries each has filed all tax returns required to have been filed and paid all taxes shown thereon to be due, except those for which extensions have been obtained and those which are being contested in good faith as provided in Section 7.1(a) hereof.

     6.7 Subsidiaries. The Borrower has no Subsidiaries or Affiliates except as set forth on Exhibit C attached hereto or those formed in compliance with
Section 8.9 hereof.

     6.8 No Untrue or Misleading Statements. No document, instrument or other writing furnished to the Lender by or on behalf of the Borrower or any other Party in connection with the transactions contemplated in any Loan Document, taken as a whole, contains any untrue material statement of fact or will omit to state any such fact (of which the Borrower or any other Party has knowledge) necessary to make the representations, warranties and other statements contained herein or in such other document, instrument or writing not misleading.

     6.9 Solvency. Neither the Borrower nor any Subsidiary nor any Affiliate has made any assignment for the benefit of creditors, made a proposal for the benefit of its creditors or has had any receiving order made against it under the provisions of the Bankruptcy and Insolvency Act (Canada), or has had any petition for such an order served upon it.

     6.10 Compliance. The Borrower and its Subsidiaries are each in compliance with all Legal Requirements applicable to it, except to the extent that the failure to comply therewith could not reasonably be expected to cause a Material Adverse Effect.

     6.11 Environmental Matters. The Borrower and its Subsidiaries have obtained and maintained in effect all Environmental Permits (or the applicable Person has initiated the necessary steps to transfer the Environmental Permits into its name or obtain such permits), the failure to obtain which could reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries and their Properties, business and operations have been and are in compliance with all applicable Requirements of Environmental Law and Environmental Permits failure to comply with which could reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries and their Properties, business and operations are not subject to any (A) Environmental Claims or (B) Environmental Liabilities, in either case direct or contingent, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which could reasonably be expected to have a Material Adverse Effect. None of the Borrower or any of its Subsidiaries has received any notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with its Properties, liabilities, condition (financial or otherwise), business or operations which could reasonably be expected to have a Material Adverse Effect. The Borrower does not know of any event or condition with respect to currently (as of the date this representation is provided) enacted Requirements of Environmental Laws presently scheduled to become effective in the future with respect to any of its Properties or the Properties of any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, for which the Borrower or the applicable Subsidiary of the Borrower has not made good faith provisions in its business plan and projections of financial performance.

     6.12 Certain Business Matters. The Borrower has all licenses and permits necessary to carry on its business except those not having a Material Adverse Effect. Except for those not having a Material Adverse Effect, there are no employee claims against the Borrower and the Borrower is not in violation or default of any major agreements to which it is a party.

     6.13 Additional Representations and Warranties Respecting Sterling in U.S. Facility. All of the representations and warranties made by Sterling in the U.S. Facility are true and correct.

     6.14 Survival of Representations and Warranties. The representations and warranties made by the Borrower herein shall survive the execution of this Agreement and all other agreements provided for or contemplated herein and each Borrowing hereunder including without limitation any conversion of a Borrowing.

     7.   Affirmative Covenants.

     The Borrower covenants and agrees with the Lender that prior to the termination of this Agreement it will do, and cause each of its Subsidiaries and Sterling to do (with respect to their own affairs), and if necessary cause to be done, each and all of the following (for greater certainty, where any covenant is expressed to apply to one entity only, the Borrower shall be required to cause only that entity to comply with such covenant):

     7.1 Taxes, Existence, Regulations, Property, Etc. At all times (a) pay, prior to the date when penalties attach with respect thereto, all taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that the same shall be contested diligently in good faith and reserves deemed adequate by the independent chartered accounting firm used to prepare Sterling's audited Annual Financial Statements and the Borrower's unaudited Annual Financial Statements have been established therefor; (b) do all things necessary to preserve its corporate existence, qualifications, rights and franchises in all Provinces and States where such failure to qualify would have a Material Adverse Effect; (c) comply with all applicable Legal Requirements (including without limitation Requirements of Environmental Law) in respect of the conduct of its business and the ownership of its Property, the noncompliance with which could reasonably be expected to cause a Material Adverse Effect; and (d) cause its Property to be protected, maintained and kept in good repair and make all replacements and additions to its Property as may be reasonably necessary to conduct its business properly and efficiently.

     7.2 Financial Statements and Information. Furnish to the Lender one copy of each of the following: (a) as soon as available and in any event within 90 days after the end of each of its fiscal years, beginning with the fiscal year 1995, its Annual Financial Statements (audited for Sterling and unaudited for the Borrower); (b) as soon as available and in any event within 45 days after the end of each calendar quarter of each of its fiscal years, Quarterly Financial Statements; (c) concurrently with the financial statements provided for in Subsections 7.2(a) and (b) hereof, such schedules, computations and other information, in reasonable detail, as may be required by the Lender to demonstrate compliance with the covenants set forth herein or reflecting any non-compliance therewith as of the applicable date, all certified and signed by the president or chief financial officer of the Borrower or Sterling, as the case may be (or other authorized officer approved by the Lender) as true, correct and complete and, commencing with the quarterly financial statement prepared as of June 30, 1995, a compliance certificate ("Compliance Certificate") in the form of Exhibit D-1 for the Borrower and Exhibit D-2 for Sterling, each attached hereto, duly executed by such authorized officer; (d) (1) as of the Effective Date and (2) within 30 days after the end of each calendar month, a Borrowing Base Certificate as at March 31, 1995 for the Borrowing Base Certificate delivered as at the Effective Date and thereafter the last day of such calendar month or the date of such receipt, as the case may be, together with such supporting information as the Lender may reasonably request; (e) within 30 days after the end of each calendar month of each fiscal year, a management report prepared for use by management of Sterling with respect to sales and operating revenues and costs of manufacturing and related information for both Sterling and the Borrower in such detail as such management report is prepared for the use of the management of Sterling; (f) from time to time, at any time upon the request of the Lender, but at the cost of the Borrower, a report of an independent collateral field examiner approved by the Lender in writing and reasonably acceptable to the Borrower (which may be, or be affiliated with, the Lender) with respect to the Accounts and Inventory components included in the Borrowing Base (provided, however, that so long as no Event of Default has occurred and is continuing, the Lender shall not require such a report more than once per calendar year); (g) by September 30 of each year, the financial projections of income and cash flow of Sterling for each of the next 12 calendar months, and (h) such other information relating to the condition (financial or otherwise), operations, prospects or business of any of the Borrower and its Subsidiaries and Sterling as from time to time may be reasonably requested by the Lender.

     7.3 Financial Tests. The Borrower, on a consolidated basis, will have Net Worth of not less than U.S.$13,000,000 at all times, ignoring any accumulated currency translation adjustments made after March 31, 1995, which are caused solely by a change in the currency exchange ratio between the Dollar and the U.S. Dollar and including any change to the amount of the accumulated currency translation adjustment resulting solely from the accounting treatment of any amalgamation of the Borrower and Sterling NRO, Ltd. Sterling on a consolidated basis, will have:

     (a) Debt to EBITDA Ratio - as of the last day of each fiscal quarter, a Debt to EBITDA Ratio of not greater than 4.00 to 1.00.

     (b) Fixed Charge Coverage Ratio - as of the last day of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00.

     (c) Adjusted Fixed Charge Coverage Ratio - as of the date of any proposed dividend which is subject to the Adjusted Fixed Charge Coverage Ratio (and after giving effect to such dividend), an Adjusted Fixed Charge Coverage Ratio of not less than 1.10 to 1.00.

     (d) Net Worth - Net Worth of not less than (1) at all times during the period commencing on the Effective Date through and including June 30, 1995, U.S. $106,000,000 plus 50% of the Net Income of Sterling (if positive) for the fiscal quarter beginning on January 1, 1995 and ending on March 31, 1995, and
(2) at all times during each fiscal quarter after June 30, 1995, the minimum Net Worth required during the immediately preceding fiscal quarter plus 50% of the Net Income of Sterling (if positive) for the immediately preceding fiscal quarter plus all of the net proceeds of any issuance of equity in Sterling during such fiscal quarter.

     (e) Current Ratio - a Current Ratio of not less than 1.10 to 1.00 at all times.

     7.4 Inspection. As to the Borrower only, permit the Lender upon 3 days' prior notice to inspect its Property, to examine its files, books and records except privileged communication with legal counsel and classified governmental material, and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all during normal business hours and at such intervals and to such extent as the Lender may reasonably desire.

     7.5 Further Assurances. Promptly execute and deliver, at the Borrower's expense, any and all other and further instruments which may be reasonably requested by the Lender to cure any defect in the execution and delivery of any Loan Document in order to effectuate the transactions contemplated by the Loan Documents, and in order to grant, preserve, protect and perfect the validity and priority of the security interests created by the Security Agreements.

     7.6 Books and Records. Maintain books of record and account in accordance with GAAP.

     7.7 Insurance. Maintain insurance with such insurers, on such of its Property, with responsible companies in such amounts, with such deductibles and against such risks as are usually carried by owners of similar businesses and properties in the same general areas in which it operates (including without limitation business interruption insurance), and furnish the Lender satisfactory evidence thereof promptly upon request. The Borrower shall provide the Lender with copies of the relevant sections of policies of insurance and a certificate of the insurer for itself and Sterling that the insurance required by this Section may not be cancelled, reduced or affected in any material manner without thirty (30) days' prior written notice to the Lender.

     7.8 Notice of Certain Matters. Give the Lender prompt written notice of the following:

     (a) the issuance by any Governmental Authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting, the performance of this Agreement by the Borrower or the performance of the U.S. Facility Credit Agreement by Sterling, as the case may be, any other Loan Document, or the making of the Revolving Loans or the initiation of any litigation, or any claim or controversy which might result in the initiation of any litigation, seeking any such injunction, order or other restraint that could reasonably be expected to cause a Material Adverse Effect;

     (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any court or any Federal, Provincial, State, municipal or other Governmental Authority which could reasonably be expected to cause a Material Adverse Effect;

     (c) any Event of Default or Default as defined herein or in the U.S. Facility Credit Agreement known to Borrower or Sterling, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and

     (d) any development in the business or affairs of the Borrower or any of its Subsidiaries or Sterling which has had or which could reasonably be expected to have, in the reasonable judgment of the Borrower or Sterling a Material Adverse Effect.

The Borrower will also notify the Lender in writing at least 30 days prior to the date that any Party changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.

     7.9 Increased Costs. If after the date hereof, any Legal Requirement or the adoption of any Legal Requirement, or any change therein or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Lender (or its Branch of Account) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

     (a) shall subject the Lender (or its Branch of Account) to any tax, duty or other charge, or shall cause the withdrawal or termination of any previously available exemption from any tax, duty or other charge, with respect to the unutilized portion of its Revolving Loan Commitment, its obligation to make Revolving Loans or its Revolving Loans or with respect to its obligation to accept Bankers' Acceptances or issue Letters of Credit or shall change the basis of taxation of payments to the Lender (or its Branch of Account) including the principal of or interest on its Borrowings or any fees payable hereunder or any other amounts due under this Agreement (except for changes in the rate of taxes measured by or imposed on the overall net income of the Lender or its Branch of Account imposed by the jurisdiction of incorporation of the Lender, the jurisdiction in which such Lender's principal executive office or Branch of Account is located or a jurisdiction in which the Lender is subject to taxation without regard to this Agreement and the documentation entered into pursuant thereto and except for changes in any such jurisdiction in the method of calculation of net income for income tax purposes where any such change is applicable to corporations generally regardless of whether they are lenders); or

     (b) shall impose, modify or deem applicable any reserve, deemed reserve, special deposit, capital adequacy or similar requirement against assets of, deposits with or for the account of, or credit extended or committed to be extended by the Lender or its Branch of Account or shall impose on the Lender (or its Branch of Account) any other condition affecting its obligation to permit borrowings or affecting outstanding borrowings including, without limitation, the amount of capital required or expected to be maintained by the Lender as a result of entering into this Agreement or its Revolving Loan Commitment or in respect of its outstanding Borrowings; and the net result of any of the foregoing is to increase the cost or reduce the applicable rate of return to the Lender (or its Branch of Account) of maintaining its Revolving Loan Commitment, making or maintaining any Borrowing or accepting any draft as a Bankers' Acceptance or issuing any Letter of Credit, or to reduce the amount of any sum received or receivable by the Lender (or its Branch of Account) under this Agreement or with respect hereto, by an amount deemed by the Lender to be material, then within fifteen (15) days after each demand by the Lender claiming compensation, setting forth the additional amount or amounts to be paid to it hereunder and the basis thereof, the Borrower agrees to pay promptly to the Lender such additional amount or amounts incurred prior to such demand as will compensate the Lender for such increased costs or deductions. The Lender will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lender to compensation pursuant to this Section 7.9 and will designate a different Branch of Account, as the case may be, if such designation will avoid the need for or reduce the amount of, such compensation and will not, in the sole judgment of the Lender, be otherwise disadvantageous to the Lender acting reasonably.

     A certificate of the Lender claiming compensation under this Section 7.9 setting forth the additional amount or amounts (which additional amounts may be calculated by the Lender on the basis of reasonable estimates or averaging methods) to be paid to it hereunder and the basis therefor shall be conclusive in the absence of manifest error. If the Lender demands compensation under this
Section 7.9, the Borrower may at any time, upon at least four Business Day, prior notice to the Lender, which notice shall be irrevocable, prepay in full, without penalty, the then outstanding Borrowing of the Lender together with accrued interest thereon to the date of repayment and all such compensation to the date of repayment.

     7.10 Capital Adequacy. Agrees that if the Lender shall have determined that the adoption after the Effective Date or effectiveness after the Effective Date (whether or not previously announced) of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein after the Effective Date, or any change in the interpretation or administration thereof after the Effective Date by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive after the Effective Date regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of its obligations hereunder, under the Bankers' Acceptances or Letters of Credit or other Obligations held by it to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender's policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, upon satisfaction of the conditions precedent set forth in this Section 7.10, upon demand by the Lender, the Borrower (subject to Section 11.7 hereof) shall pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction. The certificate of the Lender setting forth such amount or amounts as shall be necessary to compensate it and the basis thereof shall be delivered as soon as practicable to the Borrower and shall be conclusive and binding, absent manifest error. The Borrower shall pay the amount shown as due on any such certificate within fifteen (15) days after the delivery of such certificate; provided that the Borrower shall not be obligated to compensate the Lender for any such amounts which relate to a period more than seventy-five (75) days prior to such request for payment. In preparing such certificate, the Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.

     8.   Negative Covenants.

     The Borrower covenants and agrees with the Lender that prior to the termination of this Agreement it will not, and will not suffer or permit any of its Subsidiaries or Sterling (with respect to their own affairs) to, do any of the following (for greater certainty, where any covenant is expressed to apply to one entity only, the Borrower shall be required to cause only that entity to comply with such covenant):

     8.1 Indebtedness. Other than the Borrowings hereunder and borrowings under the U.S. Facility, create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Borrowed Money Indebtedness (as defined below), whether direct, indirect, absolute, contingent or otherwise, except the following: (a) the Obligations, as to the Borrower, and the Obligations and Interest Rate Risk Indebtedness (as those terms are defined in the U.S. Facility Credit Agreement), as to Sterling;
(b) the liabilities existing on the date of this Agreement and disclosed on
Schedule 8.1 hereto for each of Sterling and the Borrower and all renewals, extensions and replacements (but not increases) of any of the foregoing; (c) purchase money Indebtedness to acquire Equipment not exceeding, in the aggregate, for Sterling and the Borrower collectively, U.S.$10,000,000 outstanding at any one time; (d) in addition to Indebtedness permitted under the preceding clause (c) non-recourse, purchase money Indebtedness in an aggregate amount not to exceed U.S.$60,000,000 at any one time outstanding incurred by Subsidiaries of Sterling, including the Borrower, which is payable solely by recourse to Properties which are not included in the Borrowing Base and which are acquired or constructed by such Subsidiary after the date hereof; (e) Subordinated Debt of Sterling so long as the Term Loans or U.S. Revolving Loan Commitments (as defined in the U.S. Facility Credit Agreement) are permanently reduced by an amount equal to the net proceeds of such Subordinated Debt; (f) insurance premiums financed with the applicable insurance carrier, and (g) other Borrowed Money Indebtedness of either Sterling or the Borrower which collectively does not exceed U.S.$30,000,000 in the aggregate outstanding at any time on terms no more restrictive than the terms provided herein. For purposes of this Agreement, "Borrowed Money Indebtedness" shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such

Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of such Person's business), (e) all Capital Lease Obligations, (f) all obligations of others of the types specified in clauses (a) through (e) above secured by any lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all outstanding letters of credit issued for the account of such Person and (h) all guarantees of such Person of obligations of the type referred to in the foregoing clauses (a) through (g) and, for Sterling only, Interest Rate Risk Indebtedness as defined in the U.S. Facility Credit Agreement.

     8.2 Liens. Other than the Liens securing the Borrowings hereunder, create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; or in any manner directly or indirectly sell, assign, pledge or otherwise transfer any of its Accounts; provided, however, that it may create or suffer to exist: (a) Liens in favour of the Agent (with respect to Sterling) and the Lender (with respect to the Borrower) under the Loan Documents in respect of Sterling and the Borrower, as the case may be; (b) Liens in effect on the Effective Date and disclosed on Schedule 8.2 hereto for each of Sterling and the Borrower, provided that neither the Indebtedness secured thereby nor the Property covered thereby shall increase after the Effective Date; (c) Liens securing purchase money Indebtedness permitted under Section 8.1(c) hereof and covering only the Property so purchased and the proceeds therefrom and Liens permitted under
Section 8.1(d) hereof covering Properties acquired or constructed after the date hereof and the proceeds therefrom; (d) normal encumbrances and restrictions on title which do not secure Borrowed Money Indebtedness and which do not have a material adverse effect on the value or utility of the applicable Property; (e) Liens incurred or deposits made in the ordinary course of business (i) in connection with workmen's compensation, unemployment insurance, social security and other like laws, (ii) to secure insurance in the ordinary course of business, the performance of bids, tenders, contracts, leases, licenses, statutory obligations, surety, appeal and performance bonds and other similar obligations incurred in the ordinary course of business, not, in any of the cases specified in this clause (ii), incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property, or (iii) on deposits made in financial institutions in the ordinary course of business as a result of common law and statutory rights of setoff and depository agreements and other contractual arrangements (other than Borrowed Money Indebtedness) arising in the ordinary course of business; (f) attachments, judgments and other similar Liens arising in connection with the court proceedings, provided that the execution and enforcement of such Liens are effectively stayed and the claims secured thereby are being actively contested in good faith with adequate reserves made therefor in accordance with GAAP; (g) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and vendors' liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP; (h) Liens for taxes which are not yet due or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained in accordance with GAAP; (i) Liens or rights under insurance policies securing Indebtedness permitted under Section 8.1(f); and (j) extensions, renewals and replacements of Liens referred to in clauses (a) through (i) of this Section; provided that any such extension, renewal or replacement Lien shall be limited to the Property or assets covered by the Lien extended, renewed or replaced and that the Indebtedness secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the Indebtedness secured by the Lien extended, renewed or replaced.

     8.3 Contingent Liabilities. Directly or indirectly guarantee the performance or payment of, or purchase or agree to purchase, or assume or contingently agree to become or be secondarily liable in respect of, any obligation or liability of any other Person except for (a) the endorsement of checks or other negotiable instruments in the ordinary course of business; (b) obligations disclosed on Schedule 8.3 hereto for each of Sterling and the Borrower (but not increases of such obligations after the Effective Date), (c) those liabilities permitted under Section 8.1 hereof and (d) guaranties by Sterling of any of its Subsidiaries obligations (except where recourse is expressly required to be limited by the U.S. Facility Credit Agreement).

     8.4 Mergers, Consolidations and Dispositions and Acquisitions of Assets. In any single transaction or series of transactions, directly or indirectly: (a) liquidate or dissolve; (b) be a party to any amalgamation, merger or consolidation unless and so long as (i) no Default or Event of Default has occurred that is then continuing, (ii) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default,
(iii) the Borrower, or Sterling, as the case may be, or their respective Subsidiary is the surviving Person, and (iv) the surviving or continuing Person ratifies and assumes each Loan Document to which any party to such amalgamation or merger was a party; (c) sell, convey or lease all or any substantial part of its assets, except for sale of Inventory in the ordinary course of business and except for sales of Property (other than Inventory) in the ordinary course of the Borrower's or Sterling's, as the case may be, business; (d) pledge, transfer or otherwise dispose of any shares of capital stock of any Subsidiary of the Borrower, or Sterling, as the case may be, or any Borrowed Money Indebtedness of any Subsidiary of the Borrower, or Sterling, as the case may be, or permit any such Subsidiary to issue any additional shares of capital stock other than to the Borrower, or Sterling, as the case may be, and other than pledges of shares contemplated under the U.S. Facility Credit Agreement, or to acquire any shares of capital stock of any Subsidiary of the Borrower, or Sterling, as the case may be, or (e) acquire all or substantially all of the assets of any Person or (except as expressly permitted by Section 8.8 hereof) any shares of stock of or similar interest in any other Person except for Permitted Acquisitions.

     8.5 Redemption, Dividends and Distributions. As to Sterling only, at any time: (a) redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock except to the extent that no Default or Event of Default has occurred which is continuing (or would result from the same); (b) pay any dividend other than payments of the Permitted Dividends by Sterling or dividends by a Subsidiary of Sterling to Sterling or any Subsidiary of Sterling or (c) make any other distribution of any Property or cash to stockholders as such. As to the Borrower only, at any time pay any dividend if a Default or Event of Default has occurred which is continuing (or would result from same).

     8.6 Nature of Business. Change the nature of its business or enter into any business which is substantially different from the business in which it is presently engaged.

     8.7 Transactions with Affiliates. Enter into any transaction or agreement with any of its Affiliates or any of its Subsidiaries (or any Affiliate of any such Person) unless the same is upon terms substantially comparable to those obtainable from wholly unrelated sources or in an arms length transaction.

     8.8 Loans and Investments. Make any loan, advance, extension of credit or capital contribution to, or make or have any Investment in, any Person, or make any commitment to make any such extension of credit or Investment, except (a) Permitted Investments, (b) normal and reasonable advances in the ordinary course of business, (c) trade and customer accounts receivable in accordance with the ordinary course of business, (d) Investments in Subsidiaries who are Guarantors (as defined in the U.S. Facility Credit Agreement) and who have granted to the Agent a first-priority lien covering all of its Accounts and Inventory, (e) Investments in 50% or less owned joint ventures and other corporations not to exceed U.S.$20,000,000 in unreturned capital Investment at any one time outstanding provided that such joint ventures and other Corporations are in substantially the same lines of business as Sterling and its Subsidiaries, (f) Investments in Subsidiaries formed, created or acquired for the purposes of developing and constructing a sodium chlorate plant in Hong Ya, Sichuan Province, China, provided such Investments do not exceed in aggregate U.S.$10,000,000, and (g) other investments existing as of the date hereof which are described in the attached Schedule 8.8.

     8.9 No Subsidiaries. As to the Borrower only, form, create or acquire a Subsidiary unless there shall have been executed and delivered to the Lender (a) a guaranty, substantially in the form of the Guaranties executed and delivered concurrently herewith, whereby the applicable Subsidiary guaranties the payment of all of the Obligations, (b) collateral documentation, in Proper Form, reasonably required by Lender to create and perfect a first-priority Lien covering all of the Accounts and Inventory of the applicable Subsidiary, securing the Obligations and (c) appropriate resolutions and authorizations regarding all such documents and such other documents, instruments, certificates, opinions and other collateral matters as the Lender may reasonably require. Notwithstanding the foregoing, the Borrower may, without the consent of the Lender, form, create or acquire one or more Subsidiaries for the purposes of developing and constructing a sodium chlorate plant in Hong Ya, Sichuan Province, China and such resulting Subsidiaries shall not be required to execute or otherwise provide any such guaranty or collateral documentation.

     8.10 Fiscal Year. The Borrower will not (and, except in the case of Sterling NRO, Ltd. will not permit any of its Subsidiaries to) change its fiscal year, unless the Lender shall have consented thereto in writing or unless required to make such change because of a change in or amendment to the Income Tax Act (Canada) as amended. In the event that the Borrower is required to change in its fiscal year, the parties hereto agree to negotiate in good faith any changes in this Agreement made necessary by the required change in fiscal year. Sterling NRO, Ltd. may change its fiscal year in connection with any merger of Sterling NRO,

Ltd. into Sterling Pulp Chemicals, Ltd. which is permitted under the terms of this Agreement.

     9.   Defaults.

     9.1 Events of Default. If any one or more of the following events (herein called "Events of Default") shall occur, then the Lender may do any or all of the following: (1) upon notice to the Borrower, declare the Revolving Loan Commitments terminated (whereupon the Revolving Loan Commitments shall be terminated) and/or accelerate the Termination Date to a date as early as the date of termination of the Revolving Loan Commitments; (2) declare the principal amount then outstanding of and the unpaid accrued interest on the Revolving Loans and Reimbursement Obligations and all fees and all other amounts payable hereunder and under the other Loan Documents to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including, without limitation any notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided that in the case of the occurrence of an Event of Default with respect to the Borrower referred to in clause (f), (g) or (h) of this Section 9.1, the Revolving Loan Commitments shall be automatically terminated and the principal amount then outstanding of and unpaid accrued interest on the Loans and the Reimbursement Obligations and all fees and all other amounts payable hereunder and under the other Loan Documents shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower, and (3) exercise any or other rights and remedies available to the Lender under the Loan Documents, at law or in equity:

     (a) Payments - (i) the Borrower or any other Party shall fail to make any payment or required prepayment of principal on the Revolving Loans or any Reimbursement Obligation payable under this Agreement or the other Loan Documents when due or (ii) the Borrower or any other Party fails to make any payment or required prepayment of interest with respect to the Revolving Loans, any Reimbursement Obligation or any other fee or amount under this Agreement or the other Loan Documents when due and (except in the case of acceleration of maturity) such failure to pay continues unremedied for a period of five days; or

     (b) Other Obligations - the Borrower or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any Borrowed Money Indebtedness having an outstanding principal amount of at least $5,000,000 (other than the Revolving Loans and Reimbursement Obligations) and such default shall continue beyond any applicable period of grace; or any event or condition shall occur which results in the acceleration of the maturity of any such Borrowed Money Indebtedness or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Borrowed Money Indebtedness or any Person acting on such holder's behalf to accelerate the maturity thereof and such event or condition shall not be cured within any applicable period of grace; or

     (c) Representations and Warranties - any representation or warranty made or deemed made by or on behalf of the Borrower or any other Party in this Agreement or any other Loan Document or in any certificate furnished or made by the Borrower or any other Party to the Lender in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the date thereof or as of the date as of which the facts therein set forth were stated or certified; or

     (d) Affirmative Covenants - (i) default shall be made in the due observance or performance of any of the covenants or agreements contained in Section 7.3 hereof, (ii) the Borrower shall permit any of the insurance provided for in
Section 7.7 hereof to lapse, (iii) default shall be made in the due observance or performance of any of the covenants or agreements contained in Section 7.7 hereof (other than lapse of required insurance, which is provided for above) and such default continues unremedied for a period of 10 days after (x) notice thereof is given by the Lender to the Borrower or (y) such default otherwise becomes known to the Borrower, whichever is earlier or (iv) default is made in the due observance or performance of any of the other covenants and agreements contained in Section 7 hereof or any other affirmative covenant of the Borrower or any other Party contained in this Agreement or any other Loan Document and such default continues unremedied for a period of 30 days after (x) notice thereof is given by the Agent to the Borrower or (y) such default otherwise becomes known to the Borrower, whichever is earlier; or

     (e) Negative Covenants - default is made in the due observance or performance by the Borrower of any of the other covenants or agreements contained in Section 8 of this Agreement or of any other negative covenant of the Borrower or any other Party contained in this Agreement or any other Loan Document; or

     (f) Involuntary Bankruptcy or Receivership Proceedings - a receiver, conservator, liquidator or trustee of the Borrower or any of its Subsidiaries or of any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 30 days; or the Borrower or any of its Subsidiaries is adjudicated bankrupt or insolvent; or any of such Person's property is sequestered by court order and such order remains in effect for more than 30 days; or a petition is filed against the Borrower or any of its Subsidiaries under any federal bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, dissolution, liquidation or receivership law or any jurisdiction, whether now or hereafter in effect, and is not dismissed within 30 days after such filing; or

     (g) Voluntary Petitions or Consents - the Borrower or any of its Subsidiaries commences a voluntary case or other proceeding or order seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debt or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or fails generally to, or cannot, pay its debts generally as they become due or takes any corporate action to authorize or effect any of the foregoing; or

     (h) Assignments for Benefit of Creditors or Admissions of Insolvency - the Borrower or any of its Subsidiaries makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee, or liquidator of the Borrower or such Subsidiary or of all or any substantial part of its Property; or

     (i) Undischarged Judgments - a final judgment or judgments for the payment of money exceeding, in the aggregate, $5,000,000 is rendered by any court or other governmental body against the Borrower or any of its Subsidiaries and the Borrower or such Subsidiary does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of entry thereof; or

     (j) Security Agreements - any Security Agreement for any reason ceases to create a valid and perfected first-priority Lien on any material portion of the Collateral purported to be covered thereby, or the Borrower or any of its Subsidiaries (or any other Person who may have granted or purported to grant such Lien) will so state in writing; or

     (k) Attachment - the Borrower or any of its Subsidiaries shall suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property which is not released, stayed, bonded or vacated within 30 days after its issue or levy; or

     (l) Default under U.S. Facility An Event of Default (as defined therein) occurs and is continuing under the U.S. Facility and is not cured within the time period specified therein ; or

     (m) Change of Control - there shall occur any Change of Control in Sterling or the Borrower shall cease to be a wholly-owned direct or indirect Subsidiary of Sterling.

     9.2 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, without notice to the Borrower or any of its Subsidiaries (any such notice being expressly waived by the Borrower and its Subsidiaries), to setoff and apply any and all deposits (general or special, time or demand, provisional or final (but excluding the funds held in accounts clearly designated as escrow or trust accounts held by the Borrower or such Subsidiary for the benefit of Persons which are not Affiliates of the Borrower or any of its Subsidiaries)), whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit at any time held, and any other funds or property at any time held, and other Indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower or any such Subsidiary against any and all of the Obligations irrespective of whether or not the

Lender will have made any demand under this Agreement or any other Loan Document. The Borrower also hereby grants to the Lender a security interest in and hereby transfers, assigns, sets over, and conveys to the Lender, as security for payment of all Revolving Loans and Reimbursement Obligations, all such deposits, funds or property of the Borrower or any such Subsidiary, or Indebtedness of the Lender to the Borrower or any such Subsidiary. Should the right of the Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lender shall make restitution or refund same to the Borrower. The Lender agrees to promptly notify the Borrower after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of the Lender under this Section are in addition to other rights and remedies (including without limitation other rights of setoff) which the Lender may have. This Section is subject to the terms and provisions of Section 11.7 hereof.

     9.3 Collateral Account. The Borrower hereby agrees, in addition to the provisions of Section 9.1 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Lender, and automatically and without any request or demand upon the occurrence of an Event of Default of the type described in Sections 9.1(f), (g) or (h) hereof, pay to the Lender at its Branch of Account an amount in immediately available funds equal to the then aggregate principal amount at maturity of all Bankers' Acceptances and Letters of Credit then outstanding, including any which may be held by the Lender in its own right, which funds shall be held by the Lender as Cover.

     9.4 Preservation of Security for Unmatured Reimbursement Obligations. In the event that, following (i) the occurrence of an Event of Default and the exercise of any rights available to the Lender under the Loan Documents, and
(ii) payment in full of the principal amount then outstanding of and the accrued interest on the Revolving Loans and Reimbursement Obligations and fees and all other amounts payable hereunder and all other amounts secured by the Security Agreements, any Bankers' Acceptances or Letters of Credit shall remain outstanding, the Lender shall be entitled to hold (and the Borrower hereby grants and conveys to the Lender a security interest in and to) all cash or other property ("Proceeds of Remedies") realized or arising out of the exercise by the Lender of any rights available to it under the Loan Documents, at law or in equity, including, without limitation, the proceeds of any foreclosure, as collateral for the payment of any amounts due or to become due under or in respect of such Bankers' Acceptances or Letters of Credit. Such Proceeds of Remedies shall constitute "Collateral" for all purposes under the terms and provisions of the Security Agreements, and the rights, titles, benefits, privileges, duties and obligations of Lender with respect thereto shall be governed by the terms and provisions of this Agreement and, to the extent not inconsistent with this Agreement, the Security Agreements. The Lender may, but shall have no obligation to, invest any such Proceeds of Remedies in such manner as the Lender, in the exercise of its sole discretion, deems appropriate. Such Proceeds of Remedies shall be applied to Reimbursement Obligations arising in respect of any such Bankers' Acceptances or Letters of Credit and/or the payment of the Lender's obligations under any such Bankers' Acceptances or Letters of Credit when such Bankers' Acceptance or Letter of Credit is presented for payment. The Borrower hereby agrees to execute and deliver to the Lender such security agreements, pledges or other documents as the Lender may, from time to time, require to perfect the pledge, Lien and security interest in and to any such Proceeds of Remedies provided for in this Section. Nothing in this Section shall cause or permit an increase in the maximum amount of the Revolving Loan Obligations permitted to be outstanding from time to time under this Agreement.

     9.5 Remedies Cumulative. No remedy, right or power conferred upon the Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

     10. Payment of Certain Amounts: If the Borrower fails to pay to the Lender when due any amounts owing under this Agreement for fees, interest or any other sum (other than principal) from time to time due to the Lender, the Lender, without prejudice to any remedy the Lender may have pursuant to this Agreement and without notice to, or authorization by, the Borrower and without regard to minimum amounts or whole multiples or any other restriction contained in this Agreement, may elect, at any time and from time to time, to draw down from the unused amount of the Revolving Loans, and to pay to itself a corresponding amount which shall be deemed to be a Prime Rate Borrowing to the Borrower under this Agreement and shall be payable on demand and the Lender, as the case may be, shall be entitled to all of the covenants and conditions and representations and warranties in favour of the Lender contained in this Agreement.

     11.  Miscellaneous.

     11.1 Waiver. No waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law or in equity.

     11.2 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telecopy (confirmed by mail) or other writing and telexed, telecopied, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party, at such other address as shall be designated by such party in a notice to the other party given in accordance with this Section 11.2. Except as otherwise provided in this Agreement, all such notices or communications shall be deemed to have been duly given when (i) transmitted by telex or telecopier, (ii) personally delivered (iii) one Business Day after deposit with an overnight mail or delivery service, postage prepaid or
(iv) three Business Days' after deposit in a receptacle maintained by the Canada Post, postage prepaid, registered or certified mail, return receipt requested, in each case given or addressed as aforesaid.

     11.3 Expenses, Etc. Whether or not any Revolving Loan is ever made or any Bankers' Acceptance ever stamped and issued or any Letter of Credit is issued, the Borrower shall pay or reimburse on demand (a) the Lender for paying the reasonable fees and expenses of one legal counsel to the Lender, in connection with the preparation, negotiation, execution and delivery of this Agreement (including the exhibits and schedules hereto), the Security Agreements and the other Loan Documents and the making of the Revolving Loans hereunder, and any modification, supplement or waiver of any of the terms of this Agreement or any other Loan Document; (b) the Lender for any lien search fees; (c) the Lender for paying all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, any Bankers' Acceptance, any Letter of Credit or any other Loan Document or any other document referred to herein or therein; (d) the Lender for paying all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement, any Security Agreement or any document referred to herein or therein, not otherwise incurred by Borrower or its legal counsel, and (e) the Lender for paying all amounts reasonably expended, advanced or incurred by the Lender to satisfy any obligation of the Borrower under this Agreement or any other Loan Document, to protect the Collateral, to collect the Obligations or to enforce, protect, preserve or defend the rights of the Lender under this Agreement or any other Loan Document, including, without limitation, fees and expenses incurred in connection with the Lender's participation as a member of a creditor's committee in a case commenced under the Bankruptcy and Insolvency Act or other similar law and all other customary out-of-pocket expenses incurred by the Lender in connection with such matters, together with interest thereon at the Past Due Rate on each such amount from the date which is fifteen days after demand is made on the Borrower until the date of reimbursement to the Lender.

     11.4 Indemnification. The Borrower shall indemnify the Lender and each affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY INDEMNIFIED PARTIES, insofar as such losses, liabilities, claims or damages arise out of or result from any
(i) actual or proposed use by the Borrower of the proceeds of any extension of credit by the Lender hereunder; (ii) breach by the Borrower of this Agreement or any other Loan Document or the breach by any Party of any Loan Document; (iii) violation by the Borrower or any other Party of any Legal Requirement; (iv) investigation, litigation or other proceeding relating to any of the foregoing, and the Borrower shall reimburse the Lender, and each Affiliate thereof and their respective directors, officers, employees and agents, upon demand for any reasonable expenses (including reasonable legal fees) incurred in connection with any such investigation or proceeding, or (v) taxes (excluding income taxes and franchise taxes) payable or ruled payable by any Governmental Authority in respect of the Obligations or any Loan Document; provided, however, that the

Borrower shall not have any obligations pursuant to this Section with respect to any losses, liabilities, claims, damages or expenses incurred by the Person seeking indemnification by reason of the gross negligence or wilful misconduct of that Person. Nothing in this Section is intended to limit the obligations of the Borrower under any other provision of this Agreement.

     11.5 Amendments, Etc. No amendment or modification of this Agreement or any other Loan Document shall in any event be effective against the Borrower unless the same shall be agreed or consented to in writing by the Borrower. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document, nor any consent to any departure by the Borrower therefrom, shall in any event be effective against the Lender unless the same shall be agreed or consented to in writing by the Lender, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     11.6  Successors and Assigns.

     (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender, and any such assignment or transfer without such consent shall be null and void. The Lender may assign with the Borrower's prior written consent, not to be unreasonably withheld, any or all of its rights and obligations under this Agreement and all agreements entered into or delivered in connection herewith. Upon completion of any such assignment, the obligations of the assignor and the assignee under this Agreement shall be several and not joint and several and neither the assignor nor the assignee shall be responsible in any way for the obligations of the other. The Borrower acknowledges that in the regular course of the Lender's commercial banking business the Lender may from time to time sell participating interests in the Revolving Loans and the Bankers' Acceptances and Letters of Credit to other financial institutions ("Participants"). Upon the completion of any such participation, the Lender shall remain responsible for the fulfilment of its obligation hereunder and the Lender shall act on behalf of its Participant in all dealings with the Borrower. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 7.9 and 7.10 of this Agreement with respect to its participation in the Borrowings and Bankers' Acceptances and Letters of Credit outstanding from time to time, in each case with effect from the time at which such financial institution becomes a Participant; provided that the overall liability of the Borrower shall not be increased by the sale of such participating interests.

     11.7 Limitation of Interest. With the intent that the rate of interest herein shall at all times be lawful, if the receipt of any funds owing hereunder or under any other agreement related hereto by the Lender would cause the Lender to charge the Borrower a criminal rate of interest (as contemplated under the Criminal Code (Canada)), the Lender agrees it will not require the payment or receipt thereof or a portion thereof which would cause a criminal rate of interest to be charged and if received will return such funds or equity to the Borrower so that the rate of interest paid by the Borrower shall not exceed the rate of 58% per annum from the date this Agreement was entered into.

     11.8 Survival. The obligations of the Borrower under Sections 2.3(h), 2.3(i), 7.9, 7.10, 11.3 and 11.4 hereof and all other obligations of the Borrower in any other Loan Document (to the extent stated therein), and the obligations of the Lender under Section 11.7 hereof, shall survive the repayment of the Revolving Loans and Reimbursement Obligations and the termination of the Revolving Loan Commitments and maturity of the Bankers' Acceptances and Letters of Credit.

     11.9 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

     11.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Agreement by signing any such counterpart.

     11.11 Governing Law. THIS AGREEMENT AND (EXCEPT AS THEREIN PROVIDED) THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS (OTHER THAN THE CONFLICT OF LAWS RULES) OF THE PROVINCE OF ONTARIO AND CANADA FROM TIME TO TIME IN EFFECT.

     11.12 Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of any Loan Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of such Loan Document shall not be affected or impaired thereby.

     11.13 Judgment Currency. If for the purpose of obtaining judgment in any court, it is necessary to convert an amount due hereunder or under any instrument delivered hereunder from the currency in which it is due (the "Original Currency") into another currency (the "Second Currency") the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender could purchase the Original Currency with the Second Currency on the date two Business Days preceding that on which judgment is given. The obligation of the Borrower in respect of any Original Currency due from it to the Lender hereunder or any instrument delivered hereunder shall, notwithstanding any judgment in the Second Currency, be discharged by a payment made to the Lender on account thereof in the Second Currency only to the extent that, on the Business Day following receipt of such payment in the Second Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency which may be so purchased is less than the amount originally due in the Original Currency, the Borrower agrees as a separate and independent obligation and notwithstanding any such payment or judgment to indemnify the Lender against such deficiency.

     11.14 Confidentiality. The Lender agrees to comply with its customary procedures to keep any information delivered or made available by the Borrower to it confidential from anyone other than Persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering commitments, the Revolving Loans, or Bankers' Acceptances or Letters of Credit or participations therein or the collateral thereon or the Loan Documents, provided that nothing herein shall prevent the Lender from disclosing such information (a) to any Person if reasonably incidental to the administration of the Revolving Loans, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over the Lender, (d) which has been publicly disclosed, (e) in connection with any litigation to which the Lender or its respective Affiliates may be a party, (f) to the extent reasonably required or desirable in connection with the exercise of any remedy hereunder or under any Loan Document, (g) to the Lender's legal counsel and independent auditors, and (h) to any actual or proposed participant or assignee of all or part of its Revolving Loans, Revolving Loan Commitments or participations hereunder.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.


                              STERLING PULP CHEMICALS, LTD.


                              By: /s/ Jim P. Wise
                              Name: Jim P. Wise
                              Title: Vice President - Finance & Treasury

                              Address for Notices:

                              2 Gibbs Road
                              Toronto, Ontario, Canada  M9B 1R1
                              Attention:  Mr. Mark Davis
                              Telecopy No.:  (416) 239-8091

                              THE BANK OF NOVA SCOTIA


                              By: /s/ Michael G. Locke
                              Name: Michael G. Locke
                              Title: V.P.

                              Address for Notices:

                              Branch of Account
                              195 The West Mall
                              Etobicoke, Ontario, Canada  M9C 5K1
                              Attention: Mr. Bill Carius


                              with a copy to:

                              1100 Louisiana, Suite 3000
                              Houston, Texas 77002
                              Attention:  Messrs. Joseph P. Lattanzi
                                          and Michael W. Nepveux
                              Telecopy No.:  (713) 752-2425


                              and with a copy to:

                              Corporate Credit - West
                              44 King Street West
                              Toronto, Ontario, Canada  M5H 1H1
                              Attention:  Mr. David Torrey
                              Telecopy No.:  (416) 866-3750

                                  EXHIBIT "A"

                         STERLING PULP CHEMICALS, LTD.

                        REQUEST FOR EXTENSION OF CREDIT


                                      DATE


          The undersigned hereby certifies that the undersigned is the _________________________-of STERLING PULP CHEMICALS, LTD., an Ontario corporation (the "Company"), and that as such the undersigned is authorized to execute this Request for Extension of Credit (the "Request") on behalf of the Company pursuant to the Credit Agreement (as it may be amended, supplemented or restated from time to time, the "Credit Agreement") dated as of April 28, 1995, by and between the Company and The Bank of Nova Scotia. The Borrowing being requested hereby is to be in the amount indicated and is requested to be made on ____________________________ , which is a Business Day.

                                                 Amount
                                                 ------
Borrowing                          (Specify Cdn. orU.S. dollar for L/C)
---------                          ------------------------------------

Prime Rate Borrowing                        $__________________

Bankers' Acceptance                         $__________________

Letter of Credit                            $__________________

The undersigned further certifies, represents and warrants that to the undersigned's knowledge, after due inquiry (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified herein) :

     (a) As of the date hereof, the Maximum Revolving Loan Available Amount is:
$________________________________

     (b) If acceptance of a Bankers' Acceptance is requested hereby, a duly executed draft is attached and should have an expiration date of _______________ (which date is not less than 30 days nor more than 180 days after date of acceptance).

                                  EXHIBIT "A"

                         STERLING PULP CHEMICALS, LTD.

                        REQUEST FOR EXTENSION OF CREDIT


                                      DATE

          The undersigned hereby certifies that the undersigned is the ____________________________________________________-of STERLING PULP CHEMICALS,
LTD., an Ontario corporation (the "Company"), and that as such the undersigned is authorized to

     (c) If a Letter of Credit is requested hereby, it should be issued for the benefit of _______________________________ and should have an expiration date of _____________________ (which date is no later than one year from the proposed date of issuance) and any special language to be incorporated into such Letter of Credit is attached hereto.

     (d) The representations and warranties made in each Loan Document are true and correct in all material respects on and as of the time of delivery hereof, with the same force and effect as if made on and as of the time of delivery hereof.

     (e) No event which has had (or could reasonably be expected to have) a Material Adverse Effect has occurred.

     (f) No Default or Event of Default has occurred and is continuing or will occur as a result of the making of the Borrowing.

                                          STERLING PULP CHEMICALS, LTD.

                                          BY: _____________________________
                                          NAME: ___________________________
                                          TITLE: ____________________________

                                  EXHIBIT "B"

                         STERLING PULP CHEMICALS, LTD.

                           BORROWING BASE CERTIFICATE


                                      DATE

          The undersigned hereby certifies that the undersigned is the _________________________________________________________________ of STERLING
PULP CHEMICALS, LTD., an Ontario corporation (the " Company"), and that as such the undersigned is authorized to execute this Borrowing Base Certificate on behalf of the Company pursuant to the Credit Agreement (as it may be amended, supplemented or restated from time to time, the "Credit Agreement") dated as of April 28, 1995, by and between the Company and The Bank of Nova Scotia. The undersigned further certifies, represents and warrants that to the undersigned's knowledge, after due inquiry (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified herein):

     (a) The Borrowing Base as of the date hereof is calculated as follows:

          (i)   Eligible Accounts as of the date hereof
     $___________________

          (ii) 85% times Line (a) (I)
     $___________________

          (iii) Eligible Inventory as of the date hereof
     $___________________

          (iv) 65% times Line (a) (iii)
     $___________________

          (v) Value (determined in accordance with GAAP) as of the date hereof of materials and supplies which are not Eligible Inventory
     $___________________

          (vi)  75% times Line (a) (vi)

                (not to exceed $5,000,000)
     $___________________

          (vii) 65% times Line (a) (vi)
     $___________________

          (viii) Borrowing Base as of the date hereof: Line (a) (ii) plus (y) the lesser of (I) Line (a) (ii) or (II) the sum of Line (a) (iv) plus Line (a) (vii)
     $___________________

     (b) Calculations of Eligible Accounts and Eligible Inventory are set forth on Schedule 1 attached hereto and such calculations are true and correct in all respects and conform to the definitions of "Eligible Accounts" and "Eligible Inventory" set forth in the Credit Agreement.

     (c) No Default or Event of Default has occurred and is continuing.

                                         STERLING PULP CHEMICALS, LTD.

                                         BY: _____________________________
                                         NAME: ___________________________
                                         TITLE: ____________________________

                                 EXHIBIT " C "

                  SUBSIDIARIES AND AFFILIATES OF THE BORROWER


1.  Sterling Chemicals, Inc. a Delaware corporation

2. Sterling Canada, Inc. a Delaware corporation (100% owned by Sterling Chemicals, Inc.)

3. Sterling Chemicals International Inc., a Delaware corporation (100%) owned by Sterling Chemicals Inc.)

4. Sterling Energy, Inc., a Delaware corporation (100% owned by Sterling Chemicals Inc.)

5. Sterling Chemicals Marketing, Inc., a U.S. Virgin Islands corporation (100% owned by Sterling Chemicals Inc.

6. Sterling NRO, Ltd., an Ontario corporation (100% owned by Sterling Canada ,Inc.)

7. Sterling Pulp Chemicals US, Inc. a Delaware corporation (100% owned by Sterling Canada Inc.)

                                EXHIBIT " D -1 "

                         STERLING PULP CHEMICALS, LTD.

                             COMPLIANCE CERTIFICATE


                                      DATE



          The undersigned hereby certifies that the undersigned is the
_________________________________________________________________
_____________of STERLING PULP CHEMICALS, LTD., an Ontario corporation (the "Borrower") , and that as such the undersigned is authorized to execute this certificate on behalf of the borrower pursuant to the Credit Agreement (as it may be amended, supplemented or restated from time to time, the "Credit Agreement") dated as of April 28, 1995, by and between the Borrower and The Bank of Nova Scotia; and that a review of the Borrower and its Subsidiaries has been made under the supervision of the undersigned with view to determining their respective obligations under the Credit Agreement and the other Loan Documents; and on behalf of the Borrower further certifies, after due inquiry (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):

     (a) The financial statements delivered to the Lender concurrently with this Compliance Certificate have been prepared in accordance with GAAP consistently followed throughout the period indicated and fairly present the financial condition and results of operations of the applicable Persons as at the end of, and for, the period indicated (subject, in the case of Quarterly Financial Statements and monthly statements of income and cash flow, to normal changes resulting from year-end adjustments).

     (b) No Default or Event of Default has occurred and is continuing. In this regard, the compliance with the provisions of section 7.3 of the Credit Agreement is as follows:

Net Worth
---------

Actual                                    Required
------                                    --------

$______________________________     U.S. $ 13,000,000, ignoring accumulated
                                    currency translation adjustments made after march 31, 1995 which are caused solely by a change in the currency exchange ratio between the Dollar and U.S. Dollar and including any change to the amount of the accumulated currency translation adjustment resulting solely from the accounting treatment of any amalgamation of the Borrower and Sterling NRO, Ltd.


                                    STERLING PULP CHEMICALS, LTD.
BY:______________________________

NAME:___________________________

TITLE:____________________________

                                 EXHIBIT  "D-2"

                            STERLING CHEMICALS, INC.

                             COMPLIANCE CERTIFICATE


                                      DATE


          The undersigned hereby certifies that the undersigned is the______________________________________________________________ _______of
STERLING CHEMICALS, INC. (" Sterling") , a Delaware corporation, which indirectly is wholly-owning parent of Sterling Pulp Chemicals, Ltd. ("the Borrower") and that as such the undersigned is authorized to execute this certificate on behalf of Sterling pursuant to the Credit Agreement ( as it may be amended, supplemented or restated from time to time, the "Credit Agreement") dated as of April 28, 1995, by and between the Borrower and The Bank of Nova Scotia; and that a review of Sterling and its Subsidiaries have fulfilled all of their respective obligations under the Credit Agreement made on their behalf by the Borrower; and on behalf of Sterling and the Borrower further certifies, represents and warrants that to the undersigned's knowledge, after due inquiry (each capitalized term used herein having the same meaning to it in the Credit Agreement unless otherwise specified):

     (a) The financial statements delivered to the Lender concurrently with this Compliance Certificate have been prepared in accordance with GAAP consistently followed throughout the period indicated and fairly present the financial condition and results of operations of the applicable Persons as at the end of Quarterly Financial Statements and monthly statements of income and cash flow, to normal changes resulting from year-end adjustments).

     (b) No Default or Event of Default has occurred and is continuing. In this regard, the compliance with the provisions of Section 7.3 of the Credit Agreement is as follows:

          (i) SECTION 7.3 (A) -- DEBT TO EBITDA RATIO

                    Actual               Required

                    _____ to 1.00        4.00 to 1.00


          (ii) SECTION 7.3 (B) -- FIXED CHARGE COVERAGE RATIO

                    Actual               Required

                    _____ to 1.00        1.25 to 1.00


          (iii)     SECTION 7.3 (C) -- ADJUSTED FIXED CHARGED RATIO

                    Actual               Required

                    _____ to 1.00        1.10 to 1.00


          (iv) SECTION 7.3 (D) -- NET WORTH

                    Actual               Required

                    $_________           $_________


          (v)  SECTION 7.3 (E) -- CURRENT RATIO

                    Actual               Required

                    _____ to 1.00        1.10 to 1.00



                              STERLING CHEMICALS, INC.

                              BY: ________________________________

                              NAME:______________________________

                              TITLE_______________________________

                                  SCHEDULE 8.1

                          BORROWED MONEY INDEBTEDNESS



STERLING CHEMICALS, INC.

None

STERLING PULP CHEMICALS LTD.

None

                                  SCHEDULE 8.2

                                     LIENS


STERLING PULP CHEMICALS, LTD.

Personal Property Security Act (Ontario)

(a) Secured Party:                                        Xerox Canada Ltd./Ltee
    Collateral Classification:                                  Equipment, Other
    Registration No.:                                      931103 1531 0088 4495
    File No.:                                                          070734231
    Date of Registration:                                       November 3, 1993
    General Collateral Description                               Xerox equipment

(b) Secured Party                                         Xerox Canada Ltd./Ltee
    Collateral Classification:                                  Equipment, Other
    Registration No:                                       931025 1535 0088 5733
    File No.:                                                          070739055
    Date of Registration                                        November 3, 1993
    General Collateral Description:                              Xerox equipment

(c) Secured Party:                          Pacific National Leasing Corporation
    Collateral Classification:                                  Equipment, Other
    Registration No.:                                      930128 1351 0043 0182
    File No.:                                                          053832618
    Date of Registration                                        January 28, 1993
    Other Information:              With regards to lease #3159-004, photocopier

(d) Secured Party:                            Manufacturer Finance Programs Ltd.
    Collateral Classification:                                  Equipment, Other
    Registration No.:                                      930114 1110 0004 6691
    File No.:                                                          429291189
    Date of Registration:                                       January 14, 1993
    General Collateral Description:        All equipment pursuant to schedule of
                                          terms no. 503 dated December 16, 1992,
                          and all equipment leased and  amounts owing thereunder

(e) Secured Party:                            Manufacturer Finance Programs Ltd.
    Collateral Classification:                                  Equipment, Other
    Registration No.:                                      930114 1103 0004 6676
    File No.:                                                          429291198
    Date of Registration:                                       January 14, 1993
    General Collateral Description          Computer equipment pursuant to lease
                                       agreement no. 503-1 dated January 7, 1993
                                           under schedule of terms no. 503 dated
                                         December 16, 1992 and all amounts owing
                                                                      thereunder

The General Collateral Description was amended on March 23, 1993 by Financing Change Statement no. 930323 2013 1531 0067 to " computer equipment pursuant to lease agreement no. 503.1 dated March 19, 1993 under schedule of terms no. 503 dated March 19, 1993 and all amounts owing thereunder."

This registration was assigned on May 21, 1993 to Scotia Leasing Limited by Financing Change Statement no. 930521 2040 1529 9087.

This registration was amended on May 27, 1993 by Financing Charge Statement no. 930527 2134 1531 9471, to delete Scotia Leasing Limited as secured party and to add Manufacturer Finance Programs Ltd. and The Bank of Nova Scotia as secured parties.

This registration was amended on September 21, 1993 by Financing Change Statement no. 930921 2123 1531 4091 to change the address of the secured party. This registration also provides new information for the general collateral description and a new secured party. The general description now provides" computer equipment pursuant to lease agreement no. 503-1 dated 19/3/93 and amendment dated 27/8/93 under Master Lease no. 503 dated 19/3/93 and all amounts owing thereunder. The secured party referred to is " MFP Technology Services Ltd."

This registration was amended on October 18, 1993 by Financing Change Statement no. 931018 2030 1529 2339 to amend the general collateral description to "computer equipment pursuant to lease agreement no. 503-1 dated March 19, 1993 and amendment dated September 23, 1993 and all amendments thereto under schedule of terms no. 503 dated March 19, 1993 and all amount owing thereunder."

This registration was renewed on December 15, 1994 for a period of two years by Financing Change Statement no. 941212 2148 1513 0136.

This registration was renewed on March 7, 1995 for a period of two years by Financing Change Statement no. 950307 1725 1513 6148.

(f) Secured Party:                           NEL National Equipment Leasing Ltd.
    Collateral Classification:                                     [none listed]
    Registration No.:                                      920922 0905 0088 8976
    File No.:                                                          419463342
    Date of Registration:                                    September 22,  1992
    General Collateral Description:                         1-Konica 3035 copier
                                                       s/n 542209269 C/WRADF S/N
                                                               48117857, ADD/PFU
                                       S/N 73212189, 20 bin sorter S/N 74103940,
                                                1-Konia 86 ol fax S/N 7530201108

(g) Secured Party:                                    The Hamilton Group Limited
    Debtor:                                           Albright & Wilson Americas
    Collateral Classification:                                 Equipment,  Other
    Registration No.:                                      920519 0849 0088 1992
    File No.:                                                          433897884
    Date of Registration:                                          May 19,  1992
    General Collateral Description:      All property leased by secured party to
                                                                          debtor

This registration was amended on January 13, 1993 by Financing Change Statement no. 930113 1123 0043 1234 to change the name of the debtor to Sterling Pulp Chemicals, Ltd.

Personal Property Security Act (Alberta)

(a) Secured Party:                                  Pacific National Corporation
    Registration No.:                                                    4476059
    Date of Registration:                                     February 16,  1993
    General Collateral Description:            With regards to lease #2-21633-0,
                                                                Telephone System

(b) Secured Party:                                         Benndorf-Verster Ltd.
    Registration No.:                                                    5174427
    Date of Registration:                                        April 20,  1994
    General Collateral Description:                       Canon office equipment

(c) Secured Party:                  General Electric Capital Canada Leasing Inc.
    Registration No.:                                                    5651278
    Date of Registration:                                     February 17,  1995

    General Collateral Description:                        Railway Rolling Stock

STERLING CHEMICALS, INC.

     Liens existing under the Security Agreement dated as of August 1, 1988, between BP Chemicals Inc., formerly known as BP Chemicals America Inc., as secured party, and Sterling Chemicals, Inc. as debtor, securing obligations under the Production Agreement, dated as of April 15, 1988, between those parties covering certain proceeds of such production, and certain equipment and fixtures related to the production, all as describe in the Security Agreement

                                  SCHEDULE 8.3

                             CONTINGENT LIABILITIES


STERLING CHEMICALS, LTD.

None

STERLING PULP CHEMICALS, LTD.

None

                                  SCHEDULE 8.8

                              EXISTING INVESTMENTS


STERLING CHEMICALS, INC.

Primex, Ltd.- Common Stock (2,500 shares)
Primex, Ltd.- Series " A " Preferred (7,957 shares)

50% of  S & L Co-generation ( a Partnership )

STERLING PULP CHEMICALS, LTD.

None